UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Ambassadors Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY NOTE

On April 22, 2013, Ambassadors Group, Inc. (the “Company”) filed a preliminary proxy statement on Schedule 14A (the “Original Report”) with the Securities and Exchange Commission. The Original Report was inadvertently filed on EDGAR as a definitive proxy statement due to a clerical error. This preliminary proxy statement on Schedule 14A is being filed by the Company to supersede the Original Report in its entirety.

AMBASSADORS GROUP, INC.
Dwight D. Eisenhower Building
2001 South Flint Road
Spokane, Washington 99224
May [ ], 2013
To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Ambassadors Group, Inc. (the “Company”), which will be held at 9:00 a.m., local time, on June 5, 2013, at Hilton Chicago O’Hare Airport, Room No. 2043, Chicago O’Hare International Airport, West O’Hare Avenue, Chicago, Illinois 60666. All holders of the Company’s outstanding common stock as of the close of business on April 19, 2013, are entitled to vote at the Annual Meeting. Enclosed is a copy of the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. In order to facilitate your voting, you may vote in person at the meeting, by sending in your written proxy, by telephone or by using the internet. Your vote by telephone, over the internet or by written proxy will ensure your representation at the Annual Meeting if you cannot attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support and continued interest in Ambassadors Group, Inc.
Sincerely,

/s/ Anthony F. Dombrowik
Anthony F. Dombrowik
Secretary

AMBASSADORS GROUP, INC.
Dwight D. Eisenhower Building
2001 South Flint Road
Spokane, Washington 99224

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Ambassadors Group, Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m., local time, on June 5, 2013, at Hilton Chicago O’Hare Airport, Room No. 2043, Chicago O’Hare International Airport, West O’Hare Avenue, Chicago, Illinois 60666, for the following purposes:

1.	To amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors (the “Board”).
2.
If Proposal 1 to declassify the Board is approved by the stockholders, to elect eight (8) directors nominated by the Board and named in this Proxy Statement to serve until the Company’s 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

3.
If Proposal 1 to declassify the Board is not approved by the stockholders, to elect two (2) Class I directors nominated by the Board and named in this Proxy Statement to serve until the Company’s 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

4.	To approve, in an advisory vote, the compensation of the Company's named executive officers.
5.	To approve the Company’s 2013 Stock Incentive Plan.
6.	To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013.
7.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board has fixed the close of business on April 19, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

By Order of the Board of Directors

/s/ Anthony F. Dombrowik
Anthony F. Dombrowik
Secretary
Dated: May [ ], 2013

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 5, 2013: THIS NOTICE AND PROXY STATEMENT AND OUR 2012 ANNUAL REPORT ARE AVAILABLE AT http://www.edocumentview.com/EPAX.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
REPORT OF AUDIT COMMITTEE	39
CODE OF ETHICS AND CONDUCT	40
ANNUAL MEETING ATTENDANCE	40
STOCKHOLDER COMMUNICATIONS	40
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	40
HOUSEHOLDING OF PROXY MATERIALS	40
STOCKHOLDER PROPOSALS	41
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement	41
Other Stockholder Proposals and Director Nominations	41
OTHER BUSINESS	41
APPENDIX A- PROPOSED AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1
APPENDIX B - 2013 STOCK INCENTIVE PLAN	B-1

AMBASSADORS GROUP, INC.
Dwight D. Eisenhower Building
2001 South Flint Road
Spokane, Washington 99224

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Ambassadors Group, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., local time, on June 5, 2013, at Hilton Chicago O’Hare Airport, Room No. 2043 Chicago O’Hare International Airport, West O’Hare Avenue, Chicago, Illinois 60666, and at any adjournment thereof. If you plan to attend the Annual Meeting and vote in person and need directions, please call Julie Strugar at (509) 568-7800. You may direct your vote without attending the Annual Meeting and may do so by telephone, over the internet or by completing and mailing your proxy card or voting instruction card in the enclosed, postage pre-paid envelope. Please refer to the proxy card for instructions. This Proxy Statement is being first mailed to stockholders on or about May [], 2013.

When such proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by written notice to the secretary of the Company, by issuance of a subsequent proxy, by telephone, or by the internet as more fully described on your proxy card. In addition, a stockholder attending the Annual Meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the Annual Meeting will not of itself revoke the proxy.

At the close of business on April 19, 2013, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding 16,948,822 shares of common stock, $0.01 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting. Only stockholders of record at the close of business on April 19, 2013, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The enclosed Proxy, when properly executed and returned, also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting and with respect to other matters that may be properly brought before the Annual Meeting, subject to applicable laws. At the time of printing this Proxy Statement, management of the Company is not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters, which are not now known to management, should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

Under Delaware law and our bylaws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders. Shares of our Common Stock represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), as well as abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the meeting. “Broker non-votes” means shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

Proposal 1. We are proposing to amend our Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors and the annual election of all directors commencing immediately at the 2013 Annual Meeting of Stockholders (see Proposal 2). In order to be adopted, this proposal must be approved by the affirmative vote of the majority of the outstanding shares of our Common Stock entitled to vote on this proposal. Brokerage firms and nominees will not have the authority to vote their customers' unvoted shares on Proposal 1 or to vote their customers' shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes cast against Proposal 1.

Proposal 2. If Proposal 1 to declassify the Board of Directors is approved by the stockholders, the stockholders will vote to elect eight (8) directors to serve until the Company’s 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. The election of directors requires a plurality of the votes cast by the holders of the Company's Common Stock present and voting at the Annual Meeting. Brokerage firms and nominees will not have the authority to vote their customers' unvoted shares on Proposal 2 or to vote their customers' shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote of Proposal 2.

Proposal 3. If Proposal 1 to declassify the Board of Directors is NOT approved, the stockholders will vote to elect two Class I Directors to serve until the Company’s 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Directors are elected by a plurality and the nominees who receive the most votes will be elected. The election of directors requires a plurality of the votes cast by the holders of the Company's Common Stock present and voting at the Annual Meeting. Brokerage firms and nominees will not have the authority to vote their customers' unvoted shares on Proposal 3 or to vote their customers' shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote of Proposal 3.

Proposal 4. The approval of the executive compensation paid to the Company’s named executive officers requires the affirmative vote of the majority of votes cast by the shares of Common Stock present in person or by proxy at the Annual Meeting and voting. Brokerage firms and nominees will not have the authority to vote their customers’ unvoted shares on Proposal 4 or to vote their customers’ shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal 4.

Proposal 5. The approval of the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) requires the affirmative vote of the majority of votes cast by the shares of Common Stock present in person or by proxy at the Annual Meeting and voting. Brokerage firms and nominees will not have the authority to vote their customers' unvoted shares on Proposal 5 or to vote their customers' shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal 5.

Proposal 6. To be approved, the ratification of BDO USA, LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2013 must receive the affirmative vote of the majority of votes cast by the shares of Common Stock present in person or by proxy at the Annual Meeting and voting. Brokerage firms and nominees have the authority to vote their customers’ unvoted shares on Proposal 2 as well as to vote their customers’ shares where the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal 6.

The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail, by telephone or via the internet, by directors, officers and regular employees of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and accompanying Proxy will be mailed on or about May [], 2013, to all stockholders entitled to vote at the Annual Meeting.

The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are more fully discussed below.

AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS
(Proposal 1 of the Proxy Card)

At our 2012 Annual Meeting of Stockholders, which was held on June 7, 2012, our stockholders approved an advisory vote to declassify the Board of Directors. Subsequently, on July 9, 2012, the Board of Directors unanimously approved an amendment to our Amended and Restated Certificate of Incorporation and our Bylaws to declassify the entire Board of Directors, subject to, and effective upon, the approval by our stockholders of the amendment to our Amended and Restated Certificate of Incorporation at the 2013 Annual Meeting of Stockholders.

If approved by our stockholders, our Amended and Restated Certificate of Incorporation will be amended to provide for the annual election of all directors commencing immediately at the 2013 Annual Meeting of Stockholders (see Proposal 2). Each of our directors whose term does not expire at the 2013 Annual Meeting of Stockholders has tendered his or her resignation. Each resignation is contingent and effective upon stockholder approval of this Proposal 1. If our stockholders do not approve this Proposal 1, the Board of Directors will remain classified, the contingent resignations will be ineffective, and our stockholders will instead be asked to elect two (2) Class I directors at the 2013 Annual Meeting of Stockholders (see Proposal 3).

Current Classified Board Structure

           Currently, the Board of Directors is divided into three classes (Class I, Class II and Class III) and each director is elected for a three-year term. The term of the Class I Directors is scheduled to expire at the 2013 Annual Meeting of Stockholders, the term of the Class II Directors is scheduled to expire at the 2015 Annual Meeting of Stockholders, and the term of the Class III Directors is scheduled to expire at the 2014 Annual Meeting of Stockholders. Generally, absent the earlier resignation or removal of a director, the terms of the classes are staggered, meaning that only one of the three classes stands for reelection at each annual meeting of stockholders.

Rationale for Declassification

In determining whether to propose declassifying the Board of Directors to our stockholders, the Board of Directors considered the arguments in favor of and against continuation of the classified board structure, as well as the approval by our stockholders at the 2012 Annual Meeting of the advisory vote to declassify the Board of Directors. After careful consideration, the Board of Directors determined that it would be in our best interests and the best interests of our stockholders to amend our Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

The Board of Directors recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board of Directors will always have prior experience with the Company. Additionally, classified boards provide effective protection against unwanted takeovers and proxy contests as they make it difficult for a substantial stockholder to gain control of the board without the cooperation or approval of incumbent directors.

However, the Board of Directors also recognizes that a classified structure may appear to reduce directors' accountability to stockholders, since such a structure does not provide stockholders with the opportunity to register their views on each director's performance by means of an annual vote. Moreover, many investors believe that electing directors on an annual basis is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interests of the stockholders and that classified boards artificially insulate underperforming directors from the judgment of stockholders, the true owners of a company.

Proposed Declassification of the Board of Directors

Declassification of the Board of Directors requires an amendment to our Bylaws and to our Amended and Restated Certificate of Incorporation, which amendments were approved by the Board of Directors, subject to, and effective upon, the approval by our stockholders of this Proposal 1. The text of the proposed amendment to our Amended and Restated Certificate of Incorporation, marked to show the proposed deletions and insertions, is attached as Appendix A to this Proxy Statement. If approved by our stockholders, the amendment to our Amended and Restated Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware (which would occur during the 2013 Annual Meeting of Stockholders and prior to consideration of the proposal to elect directors). The Board of Directors will then be declassified immediately, so that every director will stand for election at the 2013 Annual Meeting of Stockholders (and thereafter) for a one-year term.

Stockholders are requested in this Proposal 1 to approve the proposed amendment to the Amended and Restated Certificate of Incorporation to declassify the Board of Directors effective at the 2013 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that you vote FOR this proposal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the majority of the outstanding shares of our Common Stock entitled to vote on this proposal.

IF PROPOSAL 1 IS APPROVED, TO ELECT EIGHT (8) DIRECTORS
(Proposal 2 of the Proxy Card)

General

Jeffrey D. Thomas resigned as a Director and Chief Executive Officer of the Company effective as of February 25, 2013, resulting in a vacancy in the number of Class I Directors. By resolution of the Board of Directors, pursuant to the Company’s Bylaws, the number of authorized directors of the Company has been reduced from nine to eight effective April 11, 2013. If our stockholders approve Proposal 1 at the 2013 Annual Meeting, our stockholders will be asked to consider eight nominees for election to the Board of Directors to serve for a one year term until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal. The election of the individuals nominated in Proposal 2 is contingent on, and will only be effective upon, the effectiveness of the amendment to our Amended and Restated Certificate of Incorporation proposed in Proposal 1. If our stockholders do not approve Proposal 1, this Proposal 2 will not be submitted to a vote of our stockholders at the 2013 Annual Meeting, and instead Proposal 3 (Election of Two Class I Directors) will be submitted in its place.

Nominees

In the event Proposal 1 is approved by our stockholders, the Board of Directors has nominated each of James M. Kalustian, Lisa O’Dell Rapuano, Timothy M. Walsh, Ricardo Lopez Valencia, Debra Dulsky, Daniel G. Byrne, Nilofer Merchant and Peter H. Kamin for election as a director, to hold office until the annual meeting of stockholders to be held in 2014 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”

Thomas J. Rusin is not standing for re-election to the Board of Directors. All of the nominees for directors are current directors except Ms. Dulsky, who was recommended to the Board of Directors by the Nominating Committee for election to the Board of Directors.

The enclosed Proxy will be voted in favor of Mr. Kalustian, Ms. Rapuano, Mr. Walsh, Mr. Valencia, Mr. Byrne, Ms. Merchant, Mr. Kamin and Ms. Dulsky unless other instructions are given. Directors are elected by a plurality and the nominees who receive the most votes will be elected. If any nominee declines to serve or becomes unavailable for any reason before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

The Board of Directors unanimously recommends that you vote FOR the election of each of Mr. Kalustian, Ms. Rapuano, Mr. Walsh, Mr. Valencia, Mr. Byrne, Ms. Merchant, Mr. Kamin and Ms. Dulsky as directors of the Company. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, for each of the above-named nominees. The election of directors requires a plurality of the votes cast by the holders of the Company's Common Stock present and voting at the Annual Meeting.

IF PROPOSAL 1 IS NOT APPROVED, TO ELECT TWO (2) CLASS I DIRECTORS
(Proposal 3 of the Proxy Card)

General

Jeffrey D. Thomas resigned as a Director and Chief Executive Officer of the Company effective as of February 25, 2013, resulting in a vacancy in the number of Class I Directors. By resolution of the Board of Directors, pursuant to the Company’s Bylaws, the number of authorized directors of the Company has been reduced from nine to eight effective April 11, 2013. The Company has a classified Board of Directors, which is divided into three classes, consisting of two Class I Directors, three Class II Directors and three Class III Directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on that annual meeting date. Currently, the term of the three Class II Directors, James M. Kalustian, Lisa O’Dell Rapuano, and Timothy M. Walsh, is scheduled to expire at the Annual Meeting to be held in 2015, the term of the two Class I Directors, Thomas J. Rusin and Ricardo Lopez Valencia, is scheduled to expire at this year’s Annual Meeting, and the term of the three Class III Directors, Daniel G. Byrne, Peter H. Kamin, and Nilofer Merchant, is scheduled to expire at the Annual Meeting to be held in 2014.

If our stockholders do not approve Proposal 1 at the 2013 Annual Meeting, our stockholders will be asked to consider two nominees for election to the Board of Directors as Class I Directors to serve for a three year term until the 2016 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal. If our stockholders approve Proposal 1, this Proposal 3 will not be submitted to a vote of our stockholders at the 2013 Annual Meeting, and instead Proposal 2 (Election of Eight Directors) will be submitted in its place.

Nominees

In the event Proposal 1 is not approved by stockholders, the Board of Directors has nominated each of Ricardo Lopez Valencia and Debra Dulsky for election as a Class I Director, to hold office until the annual meeting of stockholders to be held in 2016 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”

Thomas J. Rusin is not standing for re-election to the Board of Directors. Mr. Valencia is currently a director. Ms. Dulsky was recommended to the Board of Directors by the Nominating Committee for election to the Board of Directors.

The enclosed Proxy will be voted in favor of Mr. Valencia and Ms. Dulsky unless other instructions are given. Directors are elected by a plurality and the nominees who receive the most votes will be elected. If any nominee declines to serve or becomes unavailable for any reason before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

The Board of Directors unanimously recommends that you vote FOR the election of each of Mr. Valencia and Ms. Dulsky as directors of the Company. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, for each of the above-named nominees. The election of directors requires a plurality of the votes cast by the holders of the Company's Common Stock present and voting at the Annual Meeting.

Information Regarding Directors and Director Nominees

The table below sets forth for the current Class I, Class II, and Class III Directors and all new director nominees, certain information with respect to age and background.

NAME	POSITION WITH COMPANY	AGE	DIRECTOR SINCE
Class I Directors, whose term is scheduled to expire at the Annual Meeting to be held in 2013 (other than Debra Dulsky, who is a director nominee):
Ricardo Lopez Valencia(2)(3)	Director	47	2007
Debra Dulsky	Director Nominee	43	N/A
Class III Directors, whose term is scheduled to expire at the Annual Meeting to be held in 2014:
Daniel G. Byrne(1)	Director	59	2005
Nilofer Merchant(1)	Director	45	2011
Peter H. Kamin(1)	Director	51	2012
Class II Directors, whose term is scheduled to expire at the Annual Meeting to be held in 2015:
James M. Kalustian(2)(3)	Director	52	2006
Lisa O’Dell Rapuano(2)(3)	Director	47	2012
Timothy M. Walsh(1)	Director	50	2012

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating Committee

Business Experience

Class I Directors and Nominee

Ricardo Lopez Valencia has served as director of the Company since May of 2007. In July 2007, Mr. Valencia started, and currently serves as principal at, ZAMAS Holdings, LLC, a privately owned company that includes a consulting business and a business incubator for entrepreneurial ventures and early stage companies. From 2001 to July 2007, Mr. Valencia was a senior executive for ING. He served as the vice president of Hispanic markets for ING Group. In 2003, he became senior vice president. He had strategic, fiscal and operational responsibility for the development of wealth accumulations strategies focused on diversity markets with specific focus in the African American, Asian American, Hispanic, women, LGBT and capabilities market segments. Since returning to Arizona in 2007, Mr. Valencia was appointed by Arizona Governor Jan Brewer as Corporate Chair of the 2010 Border Governors Conference and to serve a term on the Arizona Mexico Commission to chair the strategic development committee. In 2008, Mr. Valencia was also appointed by Governor Janet Napolitano to serve on the Arizona State Charter School Board. Mr. Valencia also serves on the board of West Ed, a national nonprofit education research, development, and service agency. He serves on the board of the Children’s Action Alliance, an Arizona based advocacy movement. Mr. Valencia has served on the boards of the National PTA, International Association of Marketing Students (DECA), the White House Millennium Youth Initiative and the U.S. Department of Education’s Partnership for Family Involvement. Additionally he has served on the boards of the National 4-H, the National Future Farmers of America Foundation and the New York Hispanic Ballet. Prior to his role with ING, Mr. Valencia served as the Director of Education for USA Today, where he helped make K-12 outreach a major initiative for the nation’s newspaper. He previously served as the executive director of the National Future Farmers of America Alumni Association. In 1983, he became the first Hispanic president of Arizona’s Future Farmers of America. He also served as the Director of Professional Development for Career and Technical Education for the State of Arizona. Mr. Valencia currently advises and provides corporate oversight to Evans Newton. Evans Newton develops and implements propriety media and professional services helping K-12 school and district leaders with school transformation – achieving improvements in teacher and student performance. Mr. Valencia graduated from California Polytechnic State University in 1990 with a BS in agriculture business and attended Harvard’s executive leadership program in 2005. Mr. Valencia was selected to serve as a member of our Board of Directors because of his attributes, skills and qualifications he has developed through 7 years as senior executive with a national investment and financial management company and 20 years as a senior executive with profit and loss responsibilities in a number of high profile corporations and organizations. This experience allows him to provide unique customer, sales and marketing, and community perspective to the Company. In addition, Mr. Valencia’s senior executive experience provides leadership and business operations expertise to the Company. Mr. Valencia serves on a number of company boards and government agencies focused on education, agriculture, arts, and non-profit initiatives, which complement the Company’s products and services. His strong and firsthand knowledge of the student education market is a valuable asset to the Company. Furthermore, his active involvement in community and civic affairs represent an ethical character that we seek in our leaders and Company culture.

Debra Dulsky (director nominee) is the chief commercial officer and board member of HomeServe USA, a subsidiary of HomeServe, PLC, a London Stock Exchange listed company providing home emergency and repair services. From 2010 to 2011, Ms. Dulsky served as the chief executive officer, marketing solutions division, for Williams Lea Group, Ltd., a global business process outsourcing company focused on marketing supply chain solutions servicing the retail, consumer package goods, media, publishing and financial services industries. From 2008 to 2010, Ms. Dulsky served as senior vice president, business development and client solutions, for Affinion Group, a privately held global engagement, loyalty, and marketing services company, that provides products and services to increase customer engagement, customer relationships, focused marketing solutions, subscription-based lifestyle services, personal protection, insurance and other product solutions to enhance customer loyalty and corporate revenue. For 6 years prior to that, Ms. Dulsky served in various capacities at Affinion Group, including group vice president, business development and strategic marketing, from 2007-2008, and vice president, business development and strategic marketing, from 2005 to 2006. From 1998 to 2002, Ms. Dulsky served as chief operating officer and partner for Total Fulfillment Services, LLC and Four Seasons Software, LLC, companies that provide customer service and fulfillment services in the areas of order management, promotion, CRM, and warehouse management. Ms. Dulsky serves on the board of directors of HomeServe USA and served on the board of directors of Total Fulfillment Services, LLC and Four Seasons Software, LLC, from 1998 to 2012. Ms. Dulsky graduated from Dartmouth College in 1991 with a BA in sociology. With over 20 years of business experience and a history of creating, growing and improving profitability and performance for global organizations, we believe Ms. Dulsky will be able to to provide the Company with valuable strategic marketing, client management, customer engagement and relationships, sales and financial related insights to the Company’s products and services.

Class III Directors

Daniel G. Byrne has served as a director of the Company since May 2005. Mr. Byrne is currently an independent consultant in the financial services sector. Between February 2011 and April 2012, Mr. Byrne served as executive vice president of Corporate Development and between June 1983 and January 2011 served as executive vice president of finance, chief financial officer and assistant secretary of Sterling Financial Corporation, a bank holding company. Before joining Sterling, Mr. Byrne was employed by the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a past lieutenant governor of Kiwanis International. Mr. Byrne is a past member of the Board of Trustees, the Executive Committee and the Finance Committee for Gonzaga Preparatory School. He is also president of the Board of Directors of Frontier Behavioral Health. He serves as a member of the American Institute of Certified Public Accountants and the Washington Society of Certified Public Accountants and is a past member of the Financial Manager’s Society and the American Community Bankers Association and its Accounting Committee. Mr. Byrne is a certified public accountant and graduated from Gonzaga University in 1977 with a bachelor’s degree in Accounting. Mr. Byrne was selected to serve as a member of our Board of Directors because of his vast experience in the banking industry, his professional background and experience in business administration, accounting, operational management, and risk management. This experience lends much support to his leadership and oversight of the products and services offered by the Company. In addition, Mr. Byrne’s guidance and expertise on accounting, financial and investment matters qualifies him well to perform the audit committee’s oversight role and provides valuable insight to the Company’s various business functions.

Nilofer Merchant has served as a director of the Company since August 2011. Since December 2010, Ms. Merchant has been a business innovator, author, keynote speaker, and university lecturer, focusing on a wide range of business leadership events, technology expos, women’s conferences and universities including TED2013, AjaxWorld, TEDIndia, Web 2.0, Cisco Partner Velocity, National HR conferences, and Stanford University. From June 1999 through December 2010, Ms. Merchant served as the founder and chief executive officer of Rubicon Consulting, Inc., a management consulting company advising companies on strategic business modeling used for increasing growth, expanding into new markets, analyzing competitor markets, and optimizing revenue for companies ranging from start-ups to multi-billion dollar global enterprises. Ms. Merchant graduated from University of San Francisco in 1993 with a bachelor’s of science degree in applied economics and from Santa Clara University in 2000 with a master’s degree in business administration. Ms. Merchant has extensive fiduciary and governance experience and currently serves on the board of directors of the Leavey School of Business at Santa Clara University. Ms. Merchant previously served on the board of directors for the California Community College Board of Trustees, Northwest YMCA, ModeWalk, and Buyosphere. Ms. Merchant was selected to serve as a member of our Board of Directors because she has substantial experience in the social arena, building social business models, developing and expanding new markets, including specific focus in the educational realm, and establishing a culture of innovation and strategic redesign. Her demonstrated record of innovation, achievement and leadership in the areas of marketing, social media, strategic development, and culture will augment the Board of Directors with unique perspectives regarding operations and vision for the Company. Through her 20 years of experience as an industry leader in culture, innovation and strategy, she is able to provide the Board of Directors with unique evaluation and insight into a number of important areas as we develop our digital strategies, including platforms for global innovation regarding the Company’s products and services, social media, brand marketing, and international distribution. In addition, Ms. Merchant’s knowledge of and experience in financial matters while driving operational performance qualifies her well to perform the audit committee’s oversight role and provides valuable insight to the Company’s various business functions.

Peter H. Kamin has served as a director of the Company since June 2012. Mr. Kamin is the founder and Managing Partner of 3K Limited Partnership, a private investment partnership which was organized to invest the capital of a family trust. For the previous 11 years, Mr. Kamin was a co-founding Partner of ValueAct Capital. ValueAct Capital seeks to invest in companies they believe to be fundamentally undervalued and then works with management and the company’s board to implement strategies that generate superior returns on invested capital. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P. Peak Investment LP was a limited partnership, organized to make investments in a select number of domestic public and private companies. Mr. Kamin serves as a director at Tile Shop Holdings, Inc., Rand Worldwide, Inc., Rockford Corporation (Chairman of the Board of Directors), Sunrise Telecom, Inc., MAM Software Group, Inc. and Abatix Corporation. Mr. Kamin has previously served as a director of numerous publicly and privately held companies. Mr. Kamin graduated from Tufts University in 1984 with a BA in economics and from Harvard Business School in 1989 with a master’s degree in business administration. Mr. Kamin’s experience as a director of public and private boards, in addition to his long success as an investor and business analyst, enables Mr. Kamin to provide the Company with valuable financial, strategic and governance related insights.

Class II Directors

James M. Kalustian has served as chairman of the Board of Directors of the Company since June 2012, and as a director since May 2006. Mr. Kalustian also served as a director of Connance, Inc. from June 2007 to February 2009. Mr. Kalustian currently serves as chief operating officer of RxAnte, Inc., a provider of science-based information technology solutions for improving quality and lowering the cost of healthcare. From 2009 to June of 2012, he was the co-founder and senior vice president of HRInet, Inc., a healthcare technology and services company, where he managed network development, sales and marketing, and technology systems. Mr. Kalustian served as the vice president and general manager of Emerging Industries Business Unit of Fair Isaac Corporation (“Fair Isaac”) from April 2007 to January 2009. From November 2004 to February 2007, Mr. Kalustian served as vice president of the Pharmaceutical and Healthcare Business Unit of Fair Isaac. He also has managed Fair Isaac’s business strategy consulting practice. From May 1999 to October 2004, Mr. Kalustian led the healthcare practice, account management discipline, and served as chief operating officer and a member of the board of directors of Braun Consulting, Inc., a professional services firm delivering customer-focused business solutions to Fortune 1000 and middle market companies and offers business intelligence and CRM/ECRM technologies. Mr. Kalustian graduated from Harvard University in 1982 with a BA in history and from Kellogg School of Management at Northwestern University in 1989 with a master’s degree in business administration. Mr. Kalustian was selected to serve as a member of our Board of Directors because of his leadership experience and accomplishments as a senior executive, and his extensive business experience spanning 20 plus years in the healthcare, pharmaceutical, retail and consumer products industries. This experience makes him exceptionally qualified in overseeing the Company’s business functions, objectives and short and long-term business strategies. In addition, Mr. Kalustian’s business expertise, his board service, and leadership in several industry-leading companies provide meaningful perspectives to the products and services offered by the Company.

Timothy M. Walsh has served as a director of the Company since February 2012. Mr. Walsh was appointed the chief investment officer for the State of New Jersey pension fund in August 2010, where he serves as the chief fiduciary for the approximately $70 billion New Jersey pension fund as well as approximately $15 billion in money market funds, deferred compensation plans and college savings plans. Prior to joining the State of New Jersey, he was the chief investment officer managing the $8 billion Indiana State Teachers’ Retirement Fund. Before joining the Indiana State Teachers’ Retirement Fund, he was head of investor relations for a global macro hedge fund, VARA Capital Management, and a vice president and senior trader in fixed income securities and foreign currencies for several large money center banks in Chicago, Illinois. Mr. Walsh founded an investment advisory firm, Walsh Financial Services that provided wealth management services for individuals, private trusts and corporate clients. Mr. Wash has been a board member of various privately held companies and a trustee of the Indiana State Teachers’ Retirement Fund as well as a Commissioner of the Indiana Gaming Commission. Mr. Walsh graduated from Merrimack College in North Andover, Massachusetts in 1984 with a Bachelor of Science degree in business management and from the Kellogg School of Management at Northwestern University in 1989 with a master’s degree in business administration. With over 25 years of experience in the investment industry, Mr. Walsh has a deep and diverse background in the capital markets and portfolio management area. Mr. Walsh was selected to serve as a member of our Board of Directors because of his vast experience in the investment management industry, and his professional background and experience in business administration, finance, and operational management. This experience further supports his leadership and oversight roles for the products and services offered by the Company. In addition, Mr. Walsh’s guidance and expertise on financial and investment matters qualifies him well to perform the audit committee’s oversight role and provides valuable insight to the Company’s various investment holdings and business functions.

Lisa O’Dell Rapuano has served as a director of the Company since June 2012. Ms. Rapuano is the founder and chief executive officer of Lane Five Capital Management LP (“Lane Five Capital”), the investment manager of Lane Five, a long-biased, concentrated valuation-driven investment partnership. Lane Five Capital’s strategy is to buy significantly undervalued securities of businesses it believes can create long-term value for stockholders and to hold them for many years. Prior to founding Lane Five in 2006, she was the Co-Chief Investment Officer of Matador Capital Management, which ran a long/short U.S. hedge fund employing a valuation driven, bottom up approach. For ten years prior to that, Ms. Rapuano served in various capacities at Legg Mason Capital Management, including as a manager of the Legg Mason Special Investment Trust and as the Director of Research at Legg Mason Capital Management. Ms. Rapuano graduated from Yale University in 1988 with a degree in American studies and received her Chartered Financial Analyst professional designation in 1994. Ms. Rapuano’s depth of experience in evaluating companies from a financial, operational, capital allocation and strategic perspective enables her to provide effective oversight of the Company. Additionally, her status as manager of one of the Company’s largest stockholders gives her particular insight as a representative of the stockholders.

Arrangements and Understandings

     Ms. Rapuano and Mr. Kamin were selected as directors pursuant to the terms of that certain Cooperation Agreement, dated as of May 7, 2012 (the “Cooperation Agreement”), by and among the Company on one hand, and Lane Five Partners LP, Lane Five Capital Management LP, Lane Five Capital Management, LLC, Lane Five Partners GP LLC, Lisa O'Dell Rapuano, Peter H. Kamin (the “Lane Five Parties”) and certain other parties, on the other hand. As previously disclosed, the Cooperation Agreement provided for a settlement of the proxy contest initiated by the Lane Five Parties.

Relationships Among Directors or Executive Officers

There are no family relationships among the current directors or executive officers of the Company.

Meetings of the Board of Directors and Committees of the Board of Directors

During 2012, the Board of Directors met nine times and acted by written consent five times. The Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The members of each committee are selected by the majority vote of the Board of Directors. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and all committees on which such director served.

The Board of Directors has determined that each of the directors, except former director Jeffrey D. Thomas, is independent within the meaning of the rules and regulations of the Securities and Exchange Commission and the NASDAQ director independence standards (“NASDAQ Listing Standards”), as currently in effect. Furthermore, the Board of Directors has determined that each of the members of each of the committees of the Board of Directors is “independent” within the meaning of the rules and regulations of the Securities and Exchange Commission and the NASDAQ Listing Standards, as currently in effect. The Board of Directors believes, in addition, that Debra Dulsky, if appointed to the Board of Directors, would also be “independent” within the meaning of the rules and regulations of the Securities and Exchange Commission and the NASDAQ Listing Standards, as currently in effect.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee makes recommendations for selection of the Company’s independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and any non-audit fees, and reviews the financial statements of the Company and the adequacy of the Company’s internal accounting controls and financial management practices.

The Audit Committee currently consists of Daniel G. Byrne, chairman, Nilofer Merchant, Timothy M. Walsh, and Peter H. Kamin. The Board of Directors has determined that, based upon their prior work experience and Mr. Byrne’s tenure and experience on the Company’s Audit Committee, both Mr. Byrne and Mr. Walsh qualify as “Audit Committee Financial Experts” as this term has been defined under the rules and regulations of the Securities and Exchange Commission. The Board of Directors has determined that each of Mr. Byrne and Mr. Walsh are independent within the meaning of the rules and regulations of the Securities and Exchange Commission  and the “NASDAQ Listing Standards”.

There were eleven meetings of the Audit Committee during the fiscal year ended December 31, 2012. See Report of Audit Committee. The charter of the Audit Committee is available on the Company’s website at www.ambassadorsgroup.com/EPAX.

Compensation Committee
The Compensation Committee is responsible for determining compensation for the Company’s executive officers, reviewing and approving executive compensation policies and practices, and providing advice and input to the Board of Directors in the administration of the Company’s 2009 Equity Participation Plan (the “2009 Plan”). The Compensation Committee from time to time engages and consults with independent compensation consultants in the performance of its duties. In November 2011, the Compensation Committee entered into a consulting arrangement with Towers Watson, who provides market data, compensation information, and advice regarding best practices in the areas of compensation program design, executive compensation and compensation trends for executive officers and directors. Towers Watson reports directly to the Compensation Committee and does not perform any other services for the Company. None of the work of the compensation consultant has raised any conflicts of interest.

The Compensation Committee consists of Ricardo Lopez Valencia, chairman, James M. Kalustian, Thomas J. Rusin, and Lisa O’Dell Rapuano. Thomas J. Rusin is not standing for re-election to the Board of Directors and it is anticipated that Debra Dulsky will be appointed to the Compensation Committee following the 2013 Annual Meeting.

In 2012, the Compensation Committee met seven times and acted by written consent six times. See Compensation Committee Report. The charter of the Compensation Committee is available on the Company’s website at www.ambassadorsgroup.com/EPAX.

Nominating Committee

The Nominating Committee evaluates nominations for new members of the Board of Directors. The Nominating Committee considers candidates based upon their business and financial experience, personal characteristics, expertise that is complementary to the background and experience of other Board of Directors members, willingness to devote the required amount of time to carrying out the duties and responsibilities of membership on the Board of Directors, willingness to objectively appraise management performance, and any such other qualifications the Nominating Committee deems necessary to ascertain the candidates’ ability to serve on the Board of Directors. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee consists of James M. Kalustian, chairman, Thomas J. Rusin, Ricardo Lopez Valencia and Lisa O’Dell Rapuano. Thomas J. Rusin is not standing for re-election to the Board of Directors and it is anticipated that Debra Dulsky will be appointed to the Nominating Committee at the 2013 Annual Meeting.

During the fiscal year ended December 31, 2012, the Nominating Committee met 1 time and acted by written consent 1 time. The charter of the Nominating Committee is available on the Company’s website at www.ambassadorsgroup.com/EPAX.

Director Nomination Process

The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to submit names of candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the following address: c/o Secretary, Ambassadors Group, Inc., Dwight D. Eisenhower Building, 2001 South Flint Road, Spokane, Washington 99224. The Company’s secretary in turn, will forward the recommendation to the Nominating Committee. The recommendation should include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee;
•	The name and contact information for the candidate;
•	A statement of the candidate’s occupation and background, including education and business experience;
•	Information regarding each of the factors considered by the Nominating Committee, as listed above, sufficient to enable the committee to evaluate the candidate;
•
A statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company, and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder; and

•	A statement that the candidate is willing to be considered for nomination by the committee and willing to serve as a director if nominated and elected.

Stockholders must also comply with all requirements of the Company’s bylaws, a copy of which is available from the Company’s secretary upon written request, with respect to nomination of persons for election to the Board of Directors. The Company may also require any proposed nominee to furnish such other information as the Company or the committee may reasonably require to determine the eligibility of the nominee to serve as a director. In performing its evaluation and review, the committee generally does not differentiate between candidates proposed by stockholders and other proposed nominees, except that the committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

The nominees for election at the Annual Meeting as Class I Directors are Ricardo Lopez Valencia and Debra Dulsky. Stockholders wishing to submit nominations for next year’s annual meeting of stockholders must notify the Company of their intent to do so on or before the date specified under “Stockholder Proposals—Other Stockholder Proposals and Director Nominations.”

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign dependencies, safety, work force, environmental, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

The Board of Directors is structured, in part, to optimize its risk oversight capabilities, which is achieved primarily by separating the positions of principal executive officer and chairman of the board and delegating certain risk oversight functions to its committees. Although the Board of Directors does not have a formal policy with respect to its leadership structure, the Company believes that currently having a separate principal executive officer and chairman of the board achieves an appropriate balance with regard to Company performance and risk management. As a non-employee of the Company, the chairman of the board provides the Board of Directors with outside expertise and insight, which the Company views as important in overseeing the management of the Company’s risks by its executive officers, including its principal executive officer.

Additionally, the committees of the Board of Directors are delegated with oversight responsibility for particular areas of risk. Specifically, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting, and maintaining effective internal controls for financial reporting. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company’s comprehensive compensation policies and practices.

Compensation Committee Interlocks, Insider Participation in Compensation Decisions and Certain Transactions

The Compensation Committee is composed of four non-employee directors, Ricardo Lopez Valencia, chairman, James M. Kalustian, Thomas J. Rusin and Lisa O’Dell Rapuano. Thomas J. Rusin is not standing for re-election to the Board of Directors at the 2013 Annual Meeting of Stockholders. No executive officer of the Company has served during 2012 or subsequently as a member of the board of directors or compensation committee of any entity, which has one or more executive officers who serve on the Company’s Board of Directors, or the Compensation Committee. During fiscal 2012, no member of the Company’s Compensation Committee had any relationship or transaction with the Company required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 4 of the Proxy Card)

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this Proxy Statement. At our 2011 Annual Meeting of Stockholders, our stockholders approved a one year frequency for the advisory vote to approve the compensation of our Named Executive Officers. The next stockholder advisory vote to approve the compensation of our Named Executive Officers is expected to occur at the 2014 Annual Meeting. The following resolution will be submitted for a stockholder vote at the 2013 Annual Meeting:

 “RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

As described in the section entitled “Compensation Discussion and Analysis,” our executive compensation philosophy is intended to ensure that executive compensation is aligned with the Company’s business strategy, objectives and stockholder interests, and is designed to attract, motivate and retain highly qualified key executives and employees. The Company’s executive compensation philosophy is designed to pay competitive total compensation based on continuous improvements in corporate performance, and individual and team contributions that are aligned with stated business strategies and objectives. To implement its philosophy, the Company sets base compensation at competitive levels relative to executives holding positions with similar responsibilities at comparable companies and focuses heavily on performance-based incentives to motivate and encourage employees to achieve superior results for the Company and its stockholders.

In implementing the Company’s compensation program, we seek to achieve a balance between compensation and the Company’s annual and long-term budgets and business objectives, encourage executive performance in furtherance of stated Company goals, provide variable compensation based on the performance of the Company, create a stake in the executive officers’ efforts by encouraging stock ownership in the Company, and align executive remuneration with the long-term interests of the Company’s stockholders.

We believe that the elements of our executive compensation program provide a well-proportioned mix of security-oriented compensation, at-risk or performance-based compensation, and retention-based compensation that produces short-term and long-term incentives and rewards. The Company believes this compensation mix provides the Named Executive Officers a measure of security as to the minimum levels of compensation they are eligible to receive, while motivating the Named Executive Officers to focus on the business measures that will produce a high level of performance for the Company, as well as reducing the risk of recruitment of highly qualified executive talent by our competitors. The mix of annual incentives and equity-based awards likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. The Company believes that its compensation mix results in a pay-for-performance orientation that is aligned with its compensation philosophy to pay median pay for median performance and above-market pay for superior performance.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

This vote is merely advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourage all stockholders to vote on this matter.

The Board of Directors unanimously recommends that you vote FOR this proposal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the majority of votes cast by the shares of Common Stock present at the Annual Meeting.

APPROVAL OF THE COMPANY’S 2013 STOCK INCENTIVE PLAN
(Proposal 5 of the Proxy Card)

The Board of Directors believes that the availability of shares of the Company’s Common Stock for stock-based incentives is important to the Company’s ability to attract and retain experienced employees and to provide an incentive for them to exert their best efforts on behalf of the Company. In 2009, the Board of Directors adopted and the stockholders approved the 2009 Plan. As of April 11, 2013, only 471,549 shares remained available for grant under the 2009 Plan. The Company anticipates that additional shares will become available for re-grant under the 2009 Plan upon cancellation of underwater options in connection with recent resignations of Mr. and Mrs. Thomas. The Board of Directors believes additional shares will be needed to provide appropriate incentives for employees. Accordingly, on April 11, 2013 the Board of Directors, on the recommendation of the Compensation Committee, adopted the 2013 Stock Incentive Plan (the “2013 Plan”), subject to stockholder approval, and reserved 640,000 shares of Common Stock for the 2013 Plan, plus shares that are or become available for grant under the 2009 Plan. The Company expects that following stockholder approval of the 2013 Plan and the anticipated option cancellations, approximately 2,000,000 to 2,300,000 shares will be available for grant under the 2013 Plan (including shares currently available for grant under the 2009 Plan).

The approximately 2,000,000 to 2,300,000 shares expected to be available for issuance under the 2013 Plan represent approximately 11.8% to 13.6% of the total outstanding Common Stock as of April 11, 2013. The Compensation Committee may use the 2013 Plan to grant performance-based awards in addition to or as an alternative to issuing options and restricted stock with time-based vesting. Among the features under consideration by the Compensation Committee are the following:

•	Multi-year performance periods, such as a three-year performance period with specific performance goals.
•
Replacement of the current annual executive grant system with performance-based grants for all executives including Named Executive Officers and their direct reports. Long-term incentives could be in lieu of any further stock-based annual awards during stated performance periods.

•	More direct alignment of grant levels provided to executive and Company performance.
•	Continued ad hoc grants for non-executive employees for new hires, retention purposes and for recognition of outstanding performance.

Grants of stock options and restricted stock under the 2009 Plan, net of option and restricted stock cancellations (not including the anticipated cancellation of underwater options held by Mr. and Mrs. Thomas and forfeitures of restricted stock), totaled 43,134 shares in fiscal 2012, 237,571 shares in fiscal 2011 and 326,206 shares in fiscal 2010, or an average of 1.1% of the outstanding Common Stock per year.

The complete text of the 2013 Plan is attached to this proxy statement as Appendix B. The following description of the 2013 Plan is a summary of certain provisions of the 2013 Plan and is qualified in its entirety by reference to Appendix B.

Description of the 2013 Plan

Eligibility. All employees, officers and directors of the Company and its subsidiaries are eligible for selection by the Compensation Committee for participation in the 2013 Plan. As of April 11, 2013, the approximate number of employees, officers and directors eligible for selection to participate in the 2013 Plan was 221, 1 and 8, respectively. The number of persons who currently hold options or restricted stock granted under the 2009 Plan is 94.

Administration. The 2013 Plan will be administered by the Compensation Committee of the Board of Directors pursuant to a delegation of authority from the Board of Directors. The Compensation Committee may promulgate rules and regulations for the operation of the 2013 Plan and related agreements and generally will supervise the administration of the 2013 Plan. The Compensation Committee will determine the individuals to whom awards are made under the 2013 Plan, the type of awards, the amount of the awards and the other terms and conditions of the awards. The Compensation Committee may also accelerate any exercise date or waive or modify any restriction with respect to an award.

Duration of 2013 Plan; Amendments. The 2013 Plan will continue until all shares available for issuance under the 2013 Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors has the power to suspend, terminate, modify or amend the 2013 Plan at any time, except that stockholder approval is required to add additional shares to the 2013 Plan or amend the provision limiting option repricing.

Types of Awards: The 2013 Plan permits the Compensation Committee to grant a variety of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and performance-based awards. The only types of awards granted as of the date of this proxy statement under the 2009 Plan were stock options and restricted stock.

Shares Reserved for the 2013 Plan. A total of 640,000 shares of Common Stock, plus any shares available for grant under the 2009 Plan and any additional shares that become available for re-grant under the 2009 Plan due to the cancelation or expiration of stock options or forfeiture of restricted stock, are reserved for issuance under the 2013 Plan. Except in connection with a change in capital structure or certain transactions, however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Stock Options. The Compensation Committee may grant stock options to eligible individuals under the 2013 Plan. No employee may be granted options or stock appreciation rights for more than an aggregate of 150,000 shares of Common Stock in any fiscal year. The Compensation Committee will determine the individuals to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an Incentive Stock Option (intended to meet all of the requirements of an Incentive Stock Option as defined in Section 422 of the Code) or a non-statutory stock option. The exercise price of each option may not be less than 100% of the fair market value of the underlying shares on the date of grant, except that if a grantee of an Incentive Stock Option at the time of grant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant. For purposes of determining the exercise price of options granted under the 2013 Plan, the fair market value of the Common Stock will be deemed to be the closing price of the Common Stock as reported on the NASDAQ Stock Market, or such other reported value of the Common Stock as shall be specified by the Compensation Committee, on the date of grant. No monetary consideration will be paid to the Company upon the granting of options.

Options may be granted for varying periods established at the time of grant, not to exceed 10 years from the date of grant. Incentive Stock Options are nontransferable except in the event of the death of the holder. The Compensation Committee has discretion to allow non-statutory stock options to be transferred to immediate family members of the optionee, subject to certain limitations. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee’s employment with the Company, the 2013 Plan provides that, unless otherwise determined by the Compensation Committee, the optionee’s options may be exercised for specified periods thereafter (12 months in the case of termination by reason of death or disability and 30 days in the case of termination for any other reason). The 2013 Plan also provides that upon any termination of employment, the Compensation Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable.

The purchase price for shares purchased pursuant to the exercise of options must be paid in cash or, with the consent of the Compensation Committee, in whole or in part in shares of Common Stock. With the consent of the Compensation Committee, an optionee may request the Company to withhold shares from the exercise to cover required tax withholding or to satisfy the exercise price. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the 2013 Plan will be reduced by the number of shares issued upon exercise of the option plus the number of shares, if any, withheld upon exercise to satisfy the exercise price or required tax withholding. Option shares that are not purchased prior to the expiration, termination or cancellation of the related option will become available for future awards under the 2013 Plan.

 Repricing Prohibition. The 2013 Plan provides that, unless stockholder approval is obtained, no stock option may be (1) amended to reduce the exercise price, or (2) canceled in exchange for cash, another award or any other consideration at a time when the exercise price of the option exceeds the fair market value of the Common Stock.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (“SARs”) to eligible individuals under the 2013 Plan. SARs may, but need not, be granted in connection with an option. An SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered. The fair market value of the Common Stock on the date of exercise will be deemed to be the closing price of the Common Stock as reported on the NASDAQ Stock Market, or such other reported value of the Common Stock as shall be specified by the Compensation Committee, on the date of exercise, or if such date is not a trading day, then on the immediately preceding trading day. A SAR holder will not pay the Company any cash consideration upon either the grant or exercise of a SAR, except for tax withholding amounts upon exercise.

A SAR is exercisable only at the time or times established by the Compensation Committee, but not after 10 years from the date of grant. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in shares of Common Stock valued at fair market value, or in cash, or partly in stock and partly in cash, as determined by the Compensation Committee. If a SAR is not exercised prior to the expiration, termination or cancellation of the SAR, the unissued shares subject to the SAR will become available for future awards under the 2013 Plan. Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the 2013 Plan shall be reduced by the number of shares covered by the stock appreciation right. Cash payments for SARs will not reduce the number of shares available for awards under the 2013 Plan. No SARs have been granted under the 2013 Plan.

Stock Awards, including Restricted Stock and Restricted Stock Units. The Compensation Committee may grant shares of Common Stock to eligible individuals as stock awards under the 2013 Plan. The Compensation Committee will determine the individuals to receive stock awards, the number of shares to be awarded, the time of the award and any consideration to be paid by the participant. Generally, no cash consideration (other than required tax withholding) will be paid by award recipients to the Company in connection with stock awards. Stock awards shall be subject to the terms, conditions and restrictions determined by the Compensation Committee. Restrictions may include restrictions concerning transferability, forfeiture of the shares issued, or such other restrictions as the Compensation Committee may determine. Stock awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied. Upon the issuance of shares under a Stock Award, the number of shares reserved for issuance under the 2013 Plan shall be reduced by the number of shares issued.

Performance-Based Awards. The Compensation Committee may grant performance-based awards, payable in stock. All or part of the shares of Common Stock subject to the awards will be earned if performance targets established by the Compensation Committee for the period covered by the award are met and the recipient satisfies any other restrictions established by the Compensation Committee. The performance targets may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: net revenue; gross revenue; number of travelers; net revenue as a percentage of gross revenue; cost of sales; gross margin; operating expenses; operating income; income before income tax provision; net income or earnings; net income or earnings per share (basic or diluted); net income or earnings before interest, taxes, depreciation and amortization (EBITDA); net income or earnings before interest and taxes (EBIT); free cash flow; cash flow; cash from operations; return on invested capital; return on equity; return on assets; return on capital; internal rate of return on one or more acquisitions or projects; economic value added; stock price increase; total shareholder return (stock price increase plus dividends); change in enterprise value; cost to acquire a traveler or customer; net revenue, net income or operating income per dollar spent on acquiring travelers or customers; any measure of customer satisfaction (including net promoter scores); or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges. Performance-based awards may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied or awards under which shares are not issued until the performance conditions are satisfied. No recipient may be granted in any fiscal year performance-based awards under which the maximum number of shares that may be issued exceeds 500,000 shares. The number of shares of Common Stock reserved for issuance under the 2013 Plan will be reduced by the number of shares issued upon payment of an award. The number of shares issued pursuant to stock awards and performance-based awards that are forfeited to the Company or withheld to satisfy tax withholding obligations will become available for future grants under the 2013 Plan.

     Corporate Mergers. The Compensation Committee may make awards under the 2013 Plan that have terms and conditions that vary from those specified in the 2013 Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated Company is a party.

    Changes in Capital Structure. The 2013 Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for grants under the 2013 Plan and in all other share amounts set forth in the Plan.

    Clawback Policy. Awards under the Plan are subject to the Company’s Clawback Policy.

Tax Consequences

    Certain options authorized to be granted under the 2013 Plan are intended to qualify as “Incentive Stock Options” for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, an optionee will recognize no regular income upon grant or exercise of an Incentive Stock Option. The amount by which the market value of shares issued upon exercise of an Incentive Stock Option exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an Incentive Stock Option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

    Certain options authorized to be granted under the 2013 Plan will be treated as non-statutory stock options for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, no income is generally realized by the grantee of a non-statutory stock option until the option is exercised. At the time of exercise of a non-statutory stock option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of a non-statutory stock option and held for the required capital gains holding period, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

 An individual who receives stock under the 2013 Plan will generally realize ordinary income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. The Company will generally be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. The Company is required to withhold income taxes on such income if the recipient is an employee.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to certain of its most highly compensated executive officers in any year. Under IRS regulations, compensation received through the exercise of an option or stock appreciation right will not be subject to the $1,000,000 limit if the option or stock appreciation right and the plan pursuant to which it is granted meet certain requirements. One requirement is stockholder approval at least once every five years of a per-employee limit on the number of shares as to which options and stock appreciation rights may be granted. Approval of this Proposal 5 will constitute approval of the per-employee limit under the 2013 Plan. Other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the option or stock appreciation right be not less than fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by stockholders, compensation received on exercise of options and stock appreciation rights granted under the 2013 Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

 Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One of these requirements is stockholder approval of the performance criteria upon which award payouts may be based and the maximum amount payable under awards, both of which are set forth in Section 9 of the 2013 Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the stockholders, compensation received on vesting of performance-based awards granted under the 2013 Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Plan Benefits

Information regarding stock options and restricted stock granted in fiscal 2012 to the Named Executive Officers under the 2009 Plan is set forth in “Grants of Plan-Based Awards Table - 2012” below. Information regarding stock options and restricted stock granted in fiscal 2012 to nonemployee directors under the 2009 Plan is set forth in “Director Compensation Table - 2012” below. Stock options to purchase a total of 149,688 shares and 52,754 shares of restricted stock were granted under the 2009 Plan in fiscal 2012 to all executive officers as a group. Stock options to purchase a total of 248,316 shares and 88,324 shares of restricted stock were granted under the 2009 Plan in fiscal 2012 to employees who are not executive officers. No grants have been made or allocated under the 2013 Plan.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of Common Stock of the Company that were subject to outstanding stock options and restricted stock awards at December 31, 2012.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,324,446	8.90	470,774
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,324,446	8.90	470,774

The Board of Directors recommends that stockholders vote FOR approval of the 2013 Plan. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the majority of votes cast by the shares of Common Stock present at the Annual Meeting.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 6 of the Proxy Card)

The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013, and the Board of Directors recommends that the stockholders ratify such appointment at the Annual Meeting.

BDO has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Delaware General Corporation Law does not require the ratification of the selection of registered public accounting firm by the Company’s stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it advisable that the stockholders pass upon such selection. A representative of BDO will be at this year’s Annual Meeting of Stockholders. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

In the event the stockholders fail to ratify the selection of BDO, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote FOR this proposal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the majority of votes cast by the shares of Common Stock present at the Annual Meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees

The following table represents fees charged for professional audit services rendered by BDO for the audit of the Company’s financial statements for the years ended December 31, 2012 and 2011, and fees billed by BDO for other services during those years.

	2012	2011
Audit Fees	$348,760	$335,700
Audit-Related Fees	20,000	15,500
Tax Fees	4,000	—
All Other Fees	—	—
Total	$372,760	$351,200

Audit Fees consist of fees billed for professional services rendered for the integrated audit of the Company’s consolidated financial statements and the review of the Company’s interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services, primarily related to the audit of the Company’s employee benefit plan financial statements, and are not reported under “Audit Fees.”

Tax fees consist of fees billed for quarterly tax estimates and other tax related consultations.

Audit Committee’s Pre-Approval Policy

During 2011 and 2012, the Audit Committee of the Board of Directors operated under policies and procedures pre-approving all audit and non-audit services provided by the independent registered public accounting firm and prohibiting certain services from being provided by the independent registered public accounting firm. None of such services were approved pursuant to the procedures described in Rule 2-01(c)(7)(i)(C) of Regulation S-X, which waives the general requirement for pre-approval with respect to the provision of services other than audit, review or attest services in certain circumstances. The Company may not engage its independent registered public accounting firm to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures.

On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to the Company by the independent registered public accounting firm during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved by the Audit Committee. The Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to the Company by the independent registered public accounting firm for which the cost is less than $20,000 per quarter. The chairman must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting.

Independence
The Audit Committee has considered whether BDO’s provision of services other than its audit of the Company’s annual financial statement and its review of the Company’s quarterly financial statements is compatible with maintaining such independent registered public accounting firm’s independence and has determined that it is compatible.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the Company’s compensation philosophy, objectives, and processes, including the methodology for determining executive compensation for the “Named Executive Officers,” as described below and defined under the section entitled “Compensation of Executive Officers and Directors—Summary Compensation Table.”

Named Executive Officers

Anthony F. Dombrowik, age 42, is currently serving as the Company’s interim chief executive officer and president effective February 25, 2013, and has served as senior vice president, chief financial officer and secretary of the Company since October 2010. Mr. Dombrowik previously served as the senior vice president, chief financial officer and principal financial and accounting officer of Red Lion Hotels Corporation, a NYSE-listed hospitality and leisure company from March 2008 until October 2010. Prior to that, Mr. Dombrowik was the senior vice president, corporate controller and principal accounting officer of Red Lion Hotels Corporations since May 2003. Mr. Dombrowik was previously employed as senior manager at the public accounting firm of BDO USA, LLP, where he served as an auditor, certified public accountant and consultant from 1992 to 2003.

Jeffrey D. Thomas, age 46, resigned from the Company on February 25, 2013. Prior to his resignation, Mr. Thomas served as chief executive officer and president of the Company since November 2001. He served as president of Ambassador Programs, Inc., a wholly owned subsidiary of the Company, from August 1996 through July 2002, and chief executive officer from January 2000 until his resignation. Mr. Thomas is married to former officer, Margaret M. Thomas.

Margaret M. Thomas, age 46, resigned from the Company on February 25, 2013. Prior to her resignation, Mrs. Thomas served as executive vice president of the Company since November 2001. She served as chief financial officer and secretary of the Company from November 2001 through October 2003. She has also served as president of Ambassador Programs, Inc., from August 2002, chief operating officer of Ambassador Programs, Inc., from January 2002 until her resignation. Mrs. Thomas served as chief financial officer of Ambassador Programs, Inc., from November 1997 through April 2003. Mrs. Thomas is married to former director and officer, Jeffrey D. Thomas.

    Executive Summary

In its evaluation of the Named Executive Officers and their performance, the Compensation Committee has carefully considered the continued challenges faced by the Company and its executives over the past few years and the importance of rewarding and retaining talented experienced managers to continue to guide the Company through the development of its multi-channel strategy and implementation of new and additional marketing initiatives in order to adapt to the needs and behaviors of its consumers and grow delegate counts in the future.

2012 Compensation Decisions:

•	No salary increases were approved for the Named Executive Officers effective in 2012 based on financial performance remaining below desired business transition expectations,

•
2012 cash incentive opportunities were reduced by approximately 50 percent of normally-targeted externally market-competitive levels for the Named Executive Officers considering the financial performance outlook for 2012; and

•
Based on the Company’s stock price, the Compensation Committee continued with the practice established in 2011 where the value of stock awards to the Named Executive Officers was reduced, resulting in lower multiples used to determine the equity grants issued in 2012. The number of stock awards granted in 2012 was similar to the prior year. This decision was aimed at rewarding a financial rebound over a longer-term basis;

Please also refer to the more detailed compensation disclosures beginning with and following the “Summary Compensation Table” contained in this Proxy Statement.

Overview of Compensation Philosophy and Guiding Principles
The Company recognizes and values the critical role that executive leadership plays in its performance. The Company’s executive compensation philosophy is intended to ensure that executive compensation is aligned with its business strategy, objectives and stockholder interests, and is designed to attract, motivate and retain highly qualified and key executives and employees. The Company’s executive compensation philosophy is designed to pay competitive total compensation based on corporate performance, and individual and team contributions that are aligned with stated business strategies and objectives. To implement its philosophy, the Company sets base compensation at competitive levels relative to executives holding positions with similar responsibilities at comparable companies and focuses heavily on performance-based incentives to motivate and encourage employees to achieve superior results for the Company and its stockholders. Compensation elements generally consist of a base salary, an annual cash incentive award, and for key employees and executives, long-term equity compensation.

Role of the Compensation Committee

The Company’s Board of Directors appoints members to the Compensation Committee to assist in recommending, managing and reviewing executive compensation for the Named Executive Officers. The Compensation Committee reviews and approves salaries, annual awards, long-term incentive compensation, benefits, and other compensation in order to ensure that the Company’s executive compensation strategy and principles are aligned with its business strategy, objectives and stockholder interests. The Compensation Committee meets quarterly prior to the quarterly meeting of the Board of Directors and on an ad-hoc basis as needed between quarterly meetings. Each member of the Compensation Committee is independent within the meaning of the rules and regulations of the Securities and Exchange Commission and the NASDAQ Listing Standards, as currently in effect. Further, the Board of Directors has determined that each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

The Compensation Committee engages consulting firms to provide external advisory services with respect to the Company’s executive compensation and pay-for-performance alignment. The Compensation Committee maintains the sole authority to enter into or terminate the relationship with any independent compensation consultants.

Say-On Pay Proposals

The Dodd-Frank Wall Street Reform and Consumer Protection Act that was passed by Congress in July of 2010 requires that companies include in their annual proxy statement a non-binding resolution seeking stockholder approval of Named Executive Officer compensation at stockholder meetings at least once every three years. It also mandated a separate vote to determine how often the Say-On-Pay vote will be held (every one, two or three years), with such separate vote to be held at least once every six years. In 2011, stockholders voted to hold the Say-On-Pay vote every year and in 2012 approved the compensation of the Company’s Named Executive Officers. The Compensation Committee reviewed the results of the advisory votes and determined to hold the Say-On-Pay vote at the 2013 Annual Meeting and not make material changes to the Company’s executive compensation philosophy, policy, or structure.

Executive Compensation Methodology

The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation to be paid to the Named Executive Officers. The Compensation Committee considers such corporate performance measures as net income, earnings per share, cash flow, and operational excellence, execution of strategic plans, growth, enrollment, new channel enrollments and return on invested capital. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors such as individual performance, new responsibilities or positions within the Company, leadership ability and overall management contributions to the Company. The Committee also considers stockholder feedback provided from the Say-On-Pay advisory vote. The Compensation Committee may vary its quantitative measurements from employee to employee, and from year to year. The Company’s chief executive officer and vice president of human resources consult with the Compensation Committee and provide recommendations with respect to the compensation of other Named Executive Officers. The Compensation Committee determines the compensation of the chief executive officer and other executive officers in its executive sessions. Compensation consultants provide information to the Compensation Committee, which is responsible for aligning the Company’s practices with the marketplace for talent, appropriate peer group definition and comparisons, internal equity and performance requirements unique to the Company.

In general, the process by which the Compensation Committee makes decisions relating to executive compensation includes, but is not limited to, consideration of the following factors:

•	The Company’s executive compensation philosophy and practices
•	The Company’s performance relative to peers and industry standards
•	Success in attaining annual and long-term goals and objectives
•	Alignment of executive interests with stockholder interests through equity-based awards and performance-based compensation
•	Individual and team contributions, performance and experience
•	Total compensation and the mix of compensation elements for each Named Executive Officer
•	Competitive market practices

The Compensation Committee assesses the competitive market of each component of the executives’ compensation and in the aggregate. Based upon these competitive reference points, the Compensation Committee establishes base salary ranges and target short-term and long-term incentive amounts. The Compensation Committee then considers each individual’s experience and performance in determining base salary levels and determines the required performance for short and long-term target incentives.

In November 2011, the Compensation Committee engaged Towers Watson to perform a review of the current comprehensive compensation program offered by the Company, including the philosophy, policies, and structure of the program with respect to executive and director compensation. The engagement also provides for assistance in implementing any approved design changes that result from the study as well as building, implementing and supporting Compensation Committee activities and best-practices. The compensation study was considered by the Compensation Committee in connection with executive compensation decisions for 2012 and is being used as it makes executive compensation decisions in 2013.

--21-

Towers Watson provided significant analysis regarding the Company’s peer group definition and implementation, pay-for-performance alignment, executive compensation and benefits benchmark assessments, performance reviews, change in control and severance agreements, executive retention strategy, executive agreements and executive compensation philosophy. The Towers Watson consultants were utilized to provide advice associated with total compensation packages for the current executive team as well as analysis and consideration of means for improved alignment of pay-for-performance in future long-term incentive designs.

In 2012, the Compensation Committee retained Towers Watson to provide an updated peer group analysis to ensure an accurate reflection of business strategy and representation of the labor market that is guided by external perspectives as well as internal perspectives. Data from peer companies is used in assessing competitiveness, determining compensation opportunities and design, setting incentive plan performance goals and shaping the design and levels of board of director compensation. In designing the new peer group, we recognize that there are no direct business competitors for the Company that are publicly traded. Therefore, our peer group captures different components of our business that are relevant from a labor market standpoint such as industry (e.g., education services, direct marketing and luxury goods), geography and current peer group. Considering these criteria, 65 companies were initially identified as potential peers. These were reviewed by management and the following 24 companies were recommended and approved by the Compensation Committee for inclusion in the peer group:

American Public Education, Inc. (Education Services)	Archipelago Learning, Inc. (Education Services)	Blue Nile, Inc. (Internet Retail)	Cambium Learning Group, Inc. (Educational Services)
Capella Education Co. (Education Services)	Constant Contact, Inc. (Direct Marketing)	DGSE Companies Inc. (Luxury Goods)	Educational Development Corp. (Education Services)
Gaiam, Inc. (Catalog Retail)	Golfsmith International Holdings, Inc. (Specialty Stores)	Grand Canyon Education, Inc. (Education Services)	Joe’s Jeans, Inc. (Luxury Goods)
K-Swiss, Inc. (Luxury Goods)	LeapFrog Enterprises, Inc. (Leisure Products / Education Services)	Learning Tree International, Inc. (Education Services)	Martha Stewart Omnimedia, Inc. (Publishing)
National American University Holdings, Inc. ( Education Services)	People’s Educational Holdings, Inc. (Publishing/ Education Services)	Premier Exhibitions, Inc. (Leisure Facilities)	Princeton Review, Inc. (Education Services)
Responsys, Inc. (Direct Marketing)	Rosetta Stone, Inc. (Education Services)	Scientific Learning (Education Services)	US Ecology, Inc. (Other)

The peer group was established and adopted for use in May 2012. The Company’s ranking in the peer group was at the 45th percentile of the peer group for revenue ($155 million, with peer group revenue ranging from $91 million at the 25th percentile to $263 million at the 75th percentile), and at the 26th percentile of the peer group for market capitalization ($79.0 million, with the peer group ranging from $76 million at the 25th percentile to $422 million at the 75th percentile).

In implementing the Company’s compensation program, the Compensation Committee seeks to achieve a balance between compensation and the Company’s annual and long-term budgets and business objectives, encourage executive performance in furtherance of stated Company goals, provide variable compensation based on the performance of the Company, create a stake in the executive officer’s efforts by encouraging stock ownership in the Company, and align executive remuneration with the long-term interests of the Company’s stockholders.

Executive Compensation Program Elements

For 2012, Named Executive Officers were Jeffrey D. Thomas, chief executive officer and president of the Company, Margaret M. Thomas, executive vice president of the Company, Anthony F. Dombrowik, senior vice president, chief financial officer, and secretary of the Company. Effective February 25, 2013, Mr. Thomas and Mrs. Thomas submitted their resignations to the Company’s board of directors.

Base Salary. Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salaries for the Named Executive Officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer’s position, and the experience the individual brings to the position. Each Named Executive Officer has a salary band associated with such officer, which determines the minimum, median and maximum cash compensation level for such officer. Salaries are reviewed periodically and adjusted by the Compensation Committee as warranted. Factors that are considered in this review of executive officers base salary include, but are not limited to, sustained individual performance and long-term business growth and development. Base salaries are managed within a competitive range for each position, reflecting both job performance and market forces, using data provided by the Company’s compensation consultants.

The Compensation Committee annually reviews the Company’s compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. In 2012, Towers Watson conducted an updated peer group study for competitive market analysis of total compensation and benefits of the Named Executive Officers. This analysis included both market analysis and an assessment of chief executive officer pay-for-performance alignment relative to the established peer group. Based on the results of the study and considering Company performance factors in relation to the peer group, no base pay increases or changes were made for 2012 by the Compensation Committee for the Named Executive Officers.

Annual Cash Incentive Awards.

Annual cash incentive awards are designed to focus the Company’s Named Executive Officers on annual operating achievement by compensating individuals based on achievement of specific goals related to Company performance and long-term stockholder value. Each Named Executive Officer is eligible for an annual incentive award, established by the Compensation Committee using the target percentage aligned with the executive officer’s base salary. For 2012, the target award for each Named Executive Officer was set at 50% of base salary with a maximum potential award of 60%, 75%, and 94% of base salary for Mr. Dombrowik, Mrs. Thomas, and Mr. Thomas, respectively. For 2012, Mr. Thomas received an award of $109,519 (58.4% of target), Mrs. Thomas received an award of $9,405 (8.4% of target), and Mr. Dombrowik received an award of $36,026 (50.0% of target).

The Company pays annual incentive awards to its Named Executive Officers based upon the achievement of pre-established targets that are indicative of the Company’s performance, as well as individual performance milestones to the extent they are met by the executive officer. Each Named Executive Officer has performance targets that align with the Company’s short-term and long-term goals. In determining the goals of each individual, the Compensation Committee also considers job responsibilities and may align individual goals with areas of the business that the Named Executive Officer directly influences. For the 2012 goals, all Named Executive Officers had 2012 pre-tax net income before special items, 2013 enrolled revenue, and 2013 non-traditional enrolled revenue goals. These goals reward overall financial performance for the current year and growth of the travel business for the upcoming year as well as business transformation to multi-channel marketing strategies that deliver non-traditional enrollments. Mrs. Thomas and Mr. Dombrowik were assigned an additional special opportunity goal of return on invested capital related to achieving objectives of the Company’s core product lines for Ambassadors Programs. Mr. Thomas was assigned a special opportunity goal related to achieving objectives related to 2013 non-traditional enrolled revenue aimed at aligning the business with future growth and accelerating the multi-channel marketing strategy.

Due to the decreased financial performance anticipated for 2012, the Compensation Committee reduced cash incentive eligibility of each Named Executive Officer by approximately 50 percent from the Company’s historical incentive target levels. In February 2013, the Compensation Committee reviewed actual performance achieved during 2012 against the pre-established targets and individual milestones. For 2013, total cash incentive eligibility levels, which had been decreased by approximately 50% for 2012 due to financial performance, are being increased to normal target levels. A summary of goal achievement for Named Executive Officers and amounts approved for payment by the Compensation Committee are set forth below:

	Target and Maximum Amounts			2012 Payouts Made Under
	Under Annual Cash			Pre-established Targets and Individual Milestones
	Incentive Plan Awards1

Name	Date Target Established	Target ($)	Maximum ($)	2012 Pre-tax Income2	2013 Enrolled Revenue3	2013Non- traditional Enrolled Revenue4	2012 Return on Invested Capital5
Jeffrey D. Thomas
Former Chief Executive and
President	2/16/2012	187,500	375,000	$70,331	$-	$39,188	$-
Margaret M. Thomas
Former Executive Vice President	2/16/2012	112,500	225,000	$-	$-	$9,405	$-
Anthony F. Dombrowik
Senior Vice President
Chief Financial Officer
and Secretary	2/16/2012	72,000	144,000	$30,383	$-	$5,643	$-

(1)
The amounts in these columns include the target and maximum amounts for each Named Executive Officer under individual incentive compensation plans as approved by the Compensation Committee. The plans have a payout at 50% of target for meeting minimum acceptable levels for each goal, and no payments are made for performance below the target levels.

(2)
Achievement of 2012 Pre-tax Income for Mr. Thomas and Mr. Dombrowik was based on consolidated pre-tax income before special items in excess of $2.0 million up to a maximum payout at $6.0 million. This goal represented 50% and 45% of target for Mr. Thomas and Mr. Dombrowik, respectively. Pre-tax income before special items is a non-generally accepted accounting principles (“GAAP”) method of determining income which the Company believes better reflects results by excluding certain expenses such as severance payments and certain legal fees. Consolidated pre-tax income before special items for the year ended December 31, 2012 was $3.75 million. Achievement of 2012 Pre-tax Income for Mrs. Thomas was based on pre-tax income before special items for our largest operating subsidiary, Ambassador Programs, Inc. (“Ambassador Programs”) in excess of $10.2 million up to a maximum of $14.2 million. This goal represented 60% of target for Mrs. Thomas. The minimum payout threshold was not met in 2012 for Mrs. Thomas.

(3)
Achievement of 2013 Enrolled Revenue for Mr. Thomas and Mr. Dombrowik was based on consolidated 2013 enrolled revenue as of December 31, 2012 in excess of $140.0 million up to a maximum payout at $200.0 million. This goal represented 25% and 15% of target for Mr. Thomas and Mr. Dombrowik, respectively. Mrs. Thomas’ achievement threshold was based on enrolled revenue for Ambassador Programs in excess of $147.0 million up to a maximum of $187.0 million. This goal represented 20% of target for Mrs. Thomas. The minimum payout thresholds were not met in 2012.

4)
Achievement of 2013 Non-traditional Enrolled Revenue for Mr. Thomas, Mrs. Thomas, and Mr. Dombrowik was based on 2013 enrolled revenue from non-direct mail sources as of December 31, 2012 in excess of $14.0 million up to a maximum payout at $54.0 million. This goal represented 25%, 20%, and 15% of target for Mr. Thomas, Mrs. Thomas, and Mr. Dombrowik, respectively. Non-traditional enrolled revenue as of December 31, 2012 was $14.9 million. Additionally, a special opportunity incentive goal was established for Mr. Thomas in line with achieving specific objectives set forth by the Compensation Committee. Mr. Thomas was assigned a special opportunity goal related to achievement of 2013 Non-Traditional Enrolled Revenue, listed above, resulting in an additional payout for meeting the minimum threshold for this goal. This goal represented an additional 25% of target for Mr. Thomas.

(5)
Achievement of 2012 return on invested capital of the Company’s core product lines was set at a minimum rate of return of 1.3 up to a maximum payout at 1.7. This goal was provided for Mr. Dombrowik as 25% of target opportunity. The minimum payout threshold was not met in 2012. Additionally, a special opportunity incentive goal was established for Mrs. Thomas in line with achieving specific objectives set forth by the Compensation Committee. Mrs. Thomas was assigned an additional special opportunity goal related to return on invested capital of the Company’s core product lines set at a minimum rate of return of 1.3 up to a maximum payout at 1.7. This goal represented an additional 25% of target for Mrs. Thomas. The minimum payout threshold was not met in 2012 for Mrs. Thomas.

Information regarding the annual incentive compensation for 2012 awarded to each of the Named Executive Officers is also shown in the “Non-Equity Incentive Plan Information” column of the “Summary Compensation Table” and the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards Table”.

Long-Term Incentive Compensation/Equity-Based Awards.

The Company’s long-term incentive program is designed to retain the Named Executive Officers and to align the interests of the Named Executive Officers with the interests of the Company’s stockholders. The Company’s long-term incentive program consists of periodic grants of stock options and restricted stock, which are made at the discretion of the Compensation Committee under the 2009 Plan. Decisions made by the Compensation Committee regarding the amount of the grant and other discretionary aspects of the grant take into consideration Company performance, growth, individual performance and experience, contributions to the Company’s development, competitive forces to attract and retain senior management, and the nature and terms of grants made in prior years. The Compensation Committee considers the compensation data, provided by consultants, which sets forth median annualized long-term incentive values for the peer group companies, the objectives of the long-term incentives, the availability of shares and the perceived value of the available instruments. A combination of stock options and time-based restricted stock were granted to the Named Executive Officers in 2012 to achieve the objectives of the Company’s long-term incentive program. Stock options create incentive for increasing the Company’s stock price by aligning executives’ interests with the stockholders’ interests. Time-based restricted stock awards that have cliff vesting and pay dividends are intended to provide retention value even with fluctuations in the equity market.

The Company’s officers, directors and employees are eligible to receive restricted stock awards and options to purchase shares of the Company’s Common Stock under the Company’s 2009 Plan. Stock options have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. Stock options expire ten years after the date of grant and vest over four years, at 25% per year. Restricted stock vests 100% after four years from the date of grant for employees and vests 100% after one year from the date of grant for directors.

During the fiscal year ended December 31, 2012, options to purchase 458,130 shares of the Company’s Common Stock were granted under the 2009 Plan. In addition, during the Company’s 2012 fiscal year 163,843 shares of restricted stock were granted under the 2009 Plan. During the fiscal year ended December 31, 2012, options to purchase 542,951 shares of Common Stock and 35,898 restricted shares of Common Stock were forfeited under the 2009 Plan. At December 31, 2012, an aggregate of 2,324,446 shares of Common Stock, consisting of shares of Common Stock underlying outstanding options and outstanding shares of restricted stock, were held by 98 officers, directors, employees. As of December 31, 2012, the weighted average exercise price of the outstanding options and stock grants was $8.90.

The Compensation Committee typically grants equity awards to the Named Executive Officers under the incentive plan at its fourth-quarter meeting. Except in limited circumstances, the Compensation Committee does not grant equity awards to Named Executive Officers at other times during the year. All equity awards are made at fair market value on the date of grant, which is the date on which the Compensation Committee authorizes the grant. Under the plans, fair market value is determined by the closing price of the Company’s Common Stock on the date of grant.

Each Named Executive Officer has a salary band associated with such officer that determines the minimum, median and maximum cash compensation level as well as the possible multiples used to calculate equity awards for such officer. Each Named Executive Officer is assigned to a salary band and therefore has different starting points and ranges for multiples. These multiples are general guidelines and awards may fall below such guidelines when Company performance falls below expectations, as was the case for awards granted in 2012.

In December 2012, a combination of stock options and restricted stock were granted to the Named Executive Officers, based upon a fixed-grant guideline similar to which was provided in 2011, recognizing the need for improved performance. The Compensation Committee awarded Mr. Thomas an equity grant award valued at $281,864 based upon his base salary of $400,000 and a multiple of 0.70 which was in the 24th percentile of competitive equity award multiples in the peer group of companies. The Compensation Committee chose a multiple of 0.70 due to the following factors:

•
Mr. Thomas exhibited high individual focus in leading the Company’s efforts to identify new strategic initiatives and continuing to aggressively build a change team to drive non-mail, digital and multi-channel marketing initiatives;

•	Mr. Thomas’ salary has not increased since 2004; and
•	Objective of providing a competitive total compensation package that considers the decline in financial performance yet rewards continued progress in the long-term.
The Compensation Committee awarded Mrs. Thomas an equity grant award valued at $110,166 based upon her base salary of $300,000 and a multiple of 0.37, which was the 35th percentile of competitive equity award multiples. The Compensation Committee chose a multiple of 0.37 due to the following factors:

•	Mrs. Thomas implemented digital and non-mail marketing strategies which continues to improve lead generation, customer service and support and improve customer acquisition costs in the long-term; and
•	Objective of providing a competitive total compensation package that considers the decline in financial performance yet rewards continued progress in the long-term.
The Compensation Committee awarded Mr. Dombrowik an equity grant award valued at $83,367 based upon his base salary of $240,000 and a multiple of 0.35, which was the 26th percentile of competitive equity award multiples in the peer group of companies. The Compensation Committee chose a multiple of 0.35 due to the following factors:

•	Mr. Dombrowik successfully managed expenses in the face of a complex financial market and declining Company performance, returning dividends to stockholders and maintaining profitability.
•	Mr. Dombrowik supported the continued acceleration of change in the business and championed the transition from a direct mail marketing model towards a multi-channel marketing model.

Proposed 2013 Stock Incentive Plan

The Compensation Committee has engaged Towers Watson to help the committee develop stock-based long–term incentives that would more closely align the interests of executive officers with the interests of the Company’s stockholders. The Board of Directors has approved a new plan, the 2013 Stock Incentive Plan, and is submitting this plan to stockholders for approval. See “Proposal 5.”

Benefits and Perquisites.

Benefits and perquisites are designed to attract and retain key employees in light of competitive market conditions. Currently, the Named Executive Officers are eligible to participate in benefit plans available to all employees including our 401(k) Plan. Other benefits and perquisites are limited and are provided at the discretion of the Compensation Committee. These benefits include medical, dental, and vision health insurance plans, life, and short- and long-term disability insurance plan benefits. Short-term disability is a Company paid benefit as it is for all regular employees. Long-term disability insurance is provided at 60% of base salary up to a maximum of $15,000 per month and basic life insurance is provided at 1x base salary up to a maximum of $300,000. Under the Company’s life insurance plan, the Company pays premiums for life insurance equal to 1 times annual salary up to maximum of $300,000. The 401(k) Plan and the medical, dental and vision plans require each participant to pay a contributory amount consistent with all other employees. The Company provides a matching contribution to its 401(k) Plan that is discretionary for participating employees, including the Named Executive Officers. Employees are eligible to participate in the 401(k) Plan the first day of the month following 30 days of employment and 18 years of age. Employees may contribute up to 100% of their salary, subject to the maximum contribution allowed by the Internal Revenue Service. Employees are 100% vested in their contributions and vest in Company matching contributions equally over four years. During the year ended December 31, 2012, the Company contributed approximately $89,000 to the 401(k) Plan. Although the benefits and perquisites are considered when determining the overall compensation of the Named Executive Officers, the amounts involved are not deemed to be so material as to significantly impact the other types of compensation provided to them.

Severance Benefits.

Anthony F. Dombrowik. On March 9, 2011, the Company entered into a severance agreement with Anthony F. Dombrowik, which provides for certain severance benefits upon: (i) termination of his employment by the Company without cause or by Mr. Dombrowik with good reason; and (ii) termination of his employment by the Company without cause or by Mr. Dombrowik with good reason in connection with a change in control. The Company designed Mr. Dombrowik’s severance package to be commensurate with the marketplace and set payout amounts at levels it deemed appropriate to retain the services of Mr. Dombrowik in light of his significant business experience, and established record of accomplishment in the public company and accounting sectors.

The terms of Mr. Dombrowik’s severance benefits and certain information regarding severance benefits payable to Mr. Thomas and Mrs. Thomas in connection with their resignations from the Company are summarized below under the heading “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Total Compensation Mix
The Compensation Committee believes that the elements described above provide a well-proportioned mix of at-risk or performance-based compensation, fixed compensation, and retention-based compensation that produces short-term and long-term incentives and rewards. The Compensation Committee believes this compensation mix provides the Named Executive Officers a measure of security as to the minimum levels of compensation they are eligible to receive, while motivating the Named Executive Officers to focus on the business measures that will produce a high level of performance for the Company, as well as reducing the risk of recruitment of highly qualified executive talent by our competitors. The mix of annual incentives and equity-based awards is similarly designed to provide an appropriate balance between short-term financial performance and long-term financial and stock performance. The Compensation Committee believes that its compensation mix results in a pay-for-performance orientation that is aligned with its compensation philosophy to pay median pay for median performance and above-market pay for superior performance.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee considers applicable tax, securities laws and accounting regulation in structuring and modifying its compensation arrangements and employee benefit plans. The Compensation Committee has considered the impact of the GAAP on the Company’s use of equity-based awards. This consideration factors heavily in the Compensation Committee’s decision with respect to restricted stock and stock options grants made annually, limiting the total equity-based awards granted to non-executives. The Compensation Committee also considers the limits on deductibility of compensation imposed by Section 162(m) of the Code with respect to annual compensation exceeding $1.0 million and Section 280(b) of the Code with respect to change in control payments exceeding specified limits. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the chief financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Our stock option grants are structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap.

Compensation Policies and Practices as They Relate to the Company’s Risk Management

In determining whether its compensation policies and procedures could have a material adverse effect on the Company, the Company conducted an assessment and assigned oversight of risk associated with compensation to the Compensation Committee. In completing this assessment, the Company developed a complete list of its compensation programs for all employees, including executives, and analyzed each aspect, including salaries, cash incentives, 401(k) benefits, sales compensation plans, and equity grants and/or awards to identify potential risks each component might pose. The Company evaluated the compensation program’s features and design and potential risks associated with each, as well as Company policy and procedures that enable management to monitor or mitigate potential risks. The Company engaged Towers Watson to review its risk assessment.

The Company concluded it does not have high-risk compensation policies and that as monitored and managed, risks relating to its compensation policies are not reasonably likely to have a material adverse effect on the Company as a whole.

Summary Compensation Table—2012, 2011, and 2010

The following table sets forth the compensation for the principal executive officer, the principal financial officer, and the Company’s only other executive officer serving on December 31, 2012 whose individual remuneration exceeded $100,000 for the fiscal year ended December 31, 2012 (the “Named Executive Officers”):

Name	Year	Salary ($)	Stock Awards1 ($)	Option Awards2 ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation3 ($)	Total ($)
Jeffrey D.	2012	400,000	140,751	141,113	109,519	4,250	795,633
Thomas4,
Former Chief Executive	2011	400,000	205,457	160,396	-	4,125	769,978
Officer and
President	2010	400,000	500,005	500,001	-	4,558	1,404,564

Margaret M.	2012	300,000	55,013	55,154	9,405	2,715	422,287
Thomas5,
Former Executive Vice	2011	300,000	61,635	48,119	36,987	2,638	449,379
President
	2010	300,000	149,996	150,000	60,480	3,152	663,628
Anthony F.
Dombrowik6,	2012	240,000	41,630	41,738	36,026	-	359,394
Senior Vice
President,	2011	240,000	82,052	75,022	-	-	397,074
Chief Financial
Officer and	2010	50,769	78,001	78,002	50,000	-	256,772
Secretary

(1)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards (based on the closing price of the stock on the grant dated) in accordance with accounting guidance applicable to stock based compensation. See Note 10 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of these equity awards.

(2)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value of options in accordance with accounting guidance applicable to stock based compensation and calculated using a Black-Sholes option pricing model. See Note 10 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of these equity awards.

(3)	The amounts set forth in “All Other Compensation” for the fiscal year ended December 31, 2012 reflect Company matching 401(k) contributions.
(4)	Mr. Thomas resigned February 25, 2013.
(5)	Mrs. Thomas resigned February 25, 2013.
(6)	Mr. Dombrowik has served as the Company’s senior vice president, chief financial officer and secretary since October 18, 2010 and was named interim chief executive officer effective February 25, 2013.

Grants of Plan-Based Awards Table—2012

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2012 to each of our Named Executive Officers.

		Payouts Under Non- Equity Incentive Plan Awards1
Name	Grant Date	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units2,6 (#)	All Other Option Awards: Number of Securities Underlying Options3,6 (#)	Exercise or Base Price of Option Awards4 ($/Sh)	Grant date Fair Value of Stock and Options Awards5 ($)
Jeffrey D.
Thomas	12/20/2012			31,278			140,751
Former Chief
Executive	12/20/2012				88,750	4.50	141,113
Officer and
President	2/16/2012	187,500	375,000
Margaret M.
Thomas	12/20/2012			12,225			55,014
Former Executive
Vice President	12/20/2012				34,688	4.50	55,153

	2/16/2012	112,500	225,000
Anthony F.
Dombrowik	12/20/2012			9,251			41,630
Senior Vice
President,
Chief	12/20/2012				26,250	4.50	41,737
Financial
Officer and
Secretary	2/16/2012	72,000	144,000

(1)
The amounts in these columns include the target and maximum amounts under the goals applicable for each Named Executive Officer under annual cash incentive plans approved by the Compensation Committee for the 2012 fiscal year. No payments are made for a goal for performance below the target levels for that goal. Please refer to the information set forth above under the heading "Compensation Discussion and Analysis - Annual Cash Incentive Awards" for the methodology and rationale behind granting non-equity incentive awards during 2012.

(2)	Restricted stock vests 100% after four years from the date of grant.
(3)	The option grants vest over four years at 25% per year and expire after ten years.
(4)	The exercise price for grants of stock options is determined using the closing price of the Company’s Common Stock on the date of grant.
(5)
For stock awards, represents the value of restricted stock granted based on the closing market price of the stock on the grant date. For option awards, represents the grant date fair value of options granted calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining option values are disclosed in Note 10 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(6)
Please refer to the information set forth above under the heading "Compensation Discussion and Analysis - Long-Term Incentive Compensation/Equity-Based Awards" for the methodology and rationale behind granting stock awards and options awards during 2012.

Outstanding Equity Awards at Fiscal Year-End Table—2012

The following table sets forth the outstanding equity awards as of December 31, 2012.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable1 (#)	Option Exercise Price2 ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested3 (#)	Market Value of Shares or Units of Stock That Have Not Vested4 ($)
Jeffrey D.	11/7/2003	60,236	-	$9.75	11/7/13
Thomas5	11/18/2004	101,504	-	$16.74	11/18/14
Former	11/11/2005	85,646	-	$26.80	11/11/15
Chief	11/9/2006	65,000	-	$27.46	11/9/16
Executive	11/8/2007	119,000	-	$17.11	11/8/17
Officer	11/13/2008	82,500	-	$9.19	11/13/18
and	11/12/2009	90,750	30,250	$12.04	11/12/19	46,000	$195,960
President	11/10/2010	49,505	49,505	$11.00	11/10/20	45,455	$193,638
	11/9/2011	24,752	74,258	$4.52	11/9/21	45,455	$193,638
	12/20/2012	-	88,750	$4.50	12/20/22	31,278	$133,244
Margaret M.	11/7/2003	19,592	-	$9.75	11/7/13
Thomas5	11/18/2004	11,278	-	$16.74	11/18/14
Former	11/11/2005	12,000	-	$26.80	11/11/15
Executive	11/9/2006	6,000	-	$27.46	11/9/16
Vice	11/8/2007	12,600	-	$17.11	11/8/17
President	11/13/2008	34,100	-	$9.19	11/13/18
	11/12/2009	27,949	9,317	$12.04	11/12/19	14,161	$60,326
	11/10/2010	14,851	14,852	$11.00	11/10/20	13,636	$58,089
	11/9/2011	7,425	22,278	$4.52	11/9/21	13,636	$58,089
	12/20/2012	-	34,688	$4.50	12/20/22	12,225	$52,079
Anthony F.	11/10/2010	7,723	7,7236	$11.00	11/10/20	7,0919	$30,208
Dombrowik	11/9/2011	11,577	34,7337	$4.52	11/9/21	18,15310	$77,332
Senior Vice	12/20/2012	-	26,2508	$4.50	12/20/22	9,25111	$39,409
President
Chief
Financial
Officer and
Secretary

(1)
Each option grant vests pro rata over four years beginning on the first anniversary of the grant date and has a ten-year term. All unvested options for Mr. Thomas and Mrs. Thomas vested on February 25, 2013 as part of their separation agreements.

(2)	The exercise price for grants of stock options is determined using the closing price of the Company’s Common Stock on the date of grant.

(3)	Restricted stock vests 100% after four years from the date of grant.
(4)	The market value of shares of restricted stock that has not vested was determined using the closing date market price of the Company’s Common Stock on December 31, 2012, $4.26 per share.
(5)
Mr. Thomas and Mrs. Thomas resigned February 25, 2013. All of their restricted stock awards shown in the above table vested in full immediately upon their resignation. Additionally, all of their outstanding unvested options vested immediately on resignation and they will have until May 25, 2013 to exercise outstanding options.

(6)	Vests as to approximately 3,861 shares on each of November 10, 2013 and November 10, 2014.
(7)	Vests as to approximately 11,578 shares on each of November 9, 2013, November 9, 2014 and November 9, 2015.
(8)	Vests as to approximately 6,562 shares on each of December 20, 2013, December 20, 2014, December 20, 2015 and December 20, 2016.
(9)	Vests 100% on November 10, 2014.
(10)	Vests 100% on November 9, 2015.
(11)	Vests 100% on December 20, 2016.

Option Exercises and Stock Vested Table—2012

The following table sets forth certain information with respect to exercised options and vested stock awards for the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey D. Thomas	-	-	28,900	129,183
Former Chief Executive Officer and President
Margaret M. Thomas	-	-	11,900	53,193
Former Executive Vice President
Anthony F. Dombrowik	-	-	-	-
Senior Vice President, Chief Financial Officer and Secretary

Pension Benefits

The Company does not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

The Company does not maintain any non-qualified defined contribution or deferred compensation plans.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Potential Payments to Mr. Dombrowik upon Termination or Change in Control

On March 9, 2011, the Company entered into a Severance Agreement with its senior vice president, chief financial officer and secretary, Anthony F. Dombrowik. The description of the Severance Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the text of the Severance Agreement, which was attached as an exhibit to the Company’s Form 10-K filed on March 11, 2011 with the Securities and Exchange Commission and is incorporated by reference herein.

In the event Mr. Dombrowik is terminated for any of the reasons set forth below, Mr. Dombrowik will be entitled to receive certain compensation as more fully described herein.

Termination without “Cause” or with “Good Reason”

Under the terms of the Severance Agreement, the Company may terminate Mr. Dombrowik’s employment without “Cause” by delivering written notice to him. The term “Cause” means any of the following events: (i) the executive’s conviction, pleading guilty or no contest with respect to a felony or a misdemeanor involving dishonesty or moral turpitude; (ii) the executive’s commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records; (iii) the executive’s engagement in misconduct that is materially detrimental to the Company’s reputation or business, as determined by at least two thirds (2/3) of the members of the Board; (iv) upon written notice to the executive of executive’s insubordination or refusal without proper legal reason to substantially perform the duties and responsibilities required by the Chief Executive Officer of the Company or the Board, other than by reason of mental or physical illness or incapacity, and the executive’s failure to cure such insubordination or to perform such duties and responsibilities, as determined by the Chief Executive Officer of the Company or the Board, in his or its sole discretion, within thirty (30) days of the date of such notice; or (v) upon written notice to executive of any breach by the executive of any material term of the Severance Agreement and/or of the executive’s fiduciary duties to the Company and, if the breach is reasonably susceptible of cure, the executive’s failure to cure such breach within thirty (30) days of the date of such notice, as determined by the Chief Executive Officer of the Company or the Board, in his or its sole discretion. In addition, under the terms of the Severance Agreement, Mr. Dombrowik may terminate his employment with “Good Reason” by delivering written notice to the Company. The term “Good Reason” means any of the following events: (i) a material reduction in executive’s base compensation; (ii) a material reduction in executive’s authority, titles, duties and responsibilities; or (iii) the relocation of the executive’s principal office location of more than 50 miles from his or her present location, where such reduction or change is made without the executive’s prior consent, and is not cured by the Company within forty-five (45) days of its receipt of written notice of such adverse circumstances from the executive.

In the event the Company terminates Mr. Dombrowik’s employment without “Cause” or Mr. Dombrowik terminates his employment with “Good Reason,” then on the effective date of termination, the Company will pay Mr. Dombrowik any unpaid salary, unpaid expenses, unpaid vacation days, unpaid bonus and any benefits provided to him under the Company’s benefit programs. In addition, the Company will be required to pay Mr. Dombrowik continued salary for six (6) months immediately following termination of service, an annual bonus equal to 100% of his target annual bonus immediately preceding his termination, and an amount equal to the projected costs of his medical insurance for six (6) months immediately following termination. Furthermore, all of Mr. Dombrowik’s unvested stock options and stock grants will fully vest upon the date his termination becomes effective.

If Mr. Dombrowik had been terminated on December 31, 2012 without “Cause” or Mr. Dombrowik resigned with “Good Reason” on December 31, 2012, the maximum severance payments owed to Mr. Dombrowik would have been as follows:
Termination without “Cause” or resignation for “Good Reason”
Unpaid Bonus	36,026
Continued salary (six months)	120,000
Annual target bonus	72,000
Medical Insurance	8,656
Accelerated Vesting of Stock Options and Restricted Stock(1)	146,949
Total(2)	$383,631

(1)
The stock option value is calculated by multiplying the number of unvested shares by the difference between the exercise price and the closing stock price on December 31, 2012 ($4.26). The value of restricted stock is calculated by multiplying the number of unvested shares by the closing stock price on December 31, 2012.

(2)
Any payments or other consideration to be received are subject to the deduction limitations and tax imposed by Sections 280G and 4999 of the Code, or to any Excise Tax. Any such payments and value of the other consideration will be reduced, or refunded, as the case may be, by the minimum amount necessary to avoid the application of any Excise Tax.

Termination without “Cause” or with “Good Reason” in Connection with a “Change in Control”

In the event the Company terminates Mr. Dombrowik’s employment without “Cause” or Mr. Dombrowik terminates his employment with “Good Reason,” and the notice of termination is given in anticipation of, or within an eighteen (18) month period immediately following a “Change in Control,” Mr. Dombrowik will be entitled to receive, in addition to the amounts provided for in the section entitled “Termination without ‘Cause’ or with ‘Good Reason;” set forth previously, continued base salary payments for an additional six (6) month period (12 months total). For purposes of the Severance Agreement, “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, license, exchange or other transfer to a party not affiliated with the Company (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of Company; (ii) a merger or consolidation of the Company and the Company is not the surviving entity; (iii) a reorganization or liquidation of the Company; or (iv) a merger, consolidation, tender offer or any other transaction involving the Company, if the equity holders of the Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction.

If Mr. Dombrowik had been terminated on December 31, 2012 without “Cause” or Mr. Dombrowik resigned with “Good Reason” on December 31, 2012 in connection with a “Change in Control,” the maximum severance payments owed to Mr. Dombrowik would have been as follows:

Termination without “Cause” or for “Good Reason” in connection with a “Change in Control”
Unpaid Bonus	36,026
Continued salary (twelve months)	240,000
Annual target bonus	72,000
Medical Insurance	8,656
Accelerated Vesting of Stock Options and Restricted Stock(1)	146,949
Total(2)	$503,631

(1)
The stock option value is calculated by multiplying the number of unvested shares by the difference between the exercise price and the closing stock price on December 31, 2012 ($4.26). The value of restricted stock is calculated by multiplying the number of unvested shares by the closing stock price on December 31, 2012.

(2)
Any payments or other consideration to be received are subject to the deduction limitations and tax imposed by Sections 280G and 4999 of the Code, or to any Excise Tax. Any such payments and value of the other consideration will be reduced, or refunded, as the case may be, by the minimum amount necessary so as to avoid the application of any Excise Tax.

Payments to Mr. Thomas upon Termination

     In connection with the resignation of Mr. Thomas, our former chief executive officer on February 25, 2013, we entered into a separation agreement and release with Mr. Thomas providing for the payment of a total of $824,475 as severance payments and benefits to Mr. Thomas. This amount is equal to the payments required to be paid in connection with Mr. Thomas’ resignation under his employment agreement. Additionally, all unvested stock awards and stock options vested immediately as part of the terms of the separation agreement. Additional information regarding the separation agreement and release entered into with Mr. Thomas is included in the Company’s Form 8-K filed with the Securities and Exchange Commission on February 25, 2013.

Payments to Mrs. Thomas upon Termination

In connection with the resignation of Mrs. Thomas, our senior vice president on February 25, 2013, we entered into a separation agreement and release with Mrs. Thomas providing for the payment of a total of $359,371 as severance payments and benefits. This amount is equal to the payments required to be paid in connection with Mrs. Thomas’ resignation under her severance agreement. Additionally, all unvested stock awards and stock options vested immediately as part of the terms of the separation agreement. Additional information regarding the separation agreement and release entered into with Mrs. Thomas is included in the Company’s Form 8-K filed with the Securities and Exchange Commission on February 25, 2013.

    Director Compensation Table—2012

The following table provides compensation information for the fiscal year ended December 31, 2012 for each member of the Company’s Board of Directors.

Name1	Fees Earned or Paid in Cash ($)	Stock Awards2 ($)	Option Awards2 ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation3 ($)	Total ($)
Daniel G. Byrne	54,526	12,504	12,501	-	-	-	79,531
Rafer L. Johnson4	12,000	-	-	-	-	-	12,000
James M. Kalustian	68,058	30,001	30,000	-	-	-	128,059
Peter Kamin5	18,000	12,504	12,501	-	-	-	43,005
Nilofer Merchant	24,000	12,504	12,501	-	-	-	49,005
Lisa Rapuano6	18,000	12,504	12,501	-	-	-	43,005
Thomas J. Rusin	44,968	12,504	12,501	-	-	-	69,973
Jeffrey D. Thomas7	-	-	-	-	-	-	-
John A. Ueberroth8	45,376	-	-	-	-	-	45,376
Ricardo L. Valencia	72,823	12,504	12,501	-	-	80,000	177,828
Timothy M. Walsh	24,000	12,498	12,480	-	-	-	48,978

(1)
After being appointed as the Company’s Chairman of the Board, James M. Kalustian received a $20,000 additional fee paid in cash. Each of the Company’s other non-employee directors receive an annual fee of approximately $50,000 per year, paid $24,000 in cash and approximately $25,000 in equity. Inclusive in these amounts, each of the Company’s non-employee directors receive $1,000 per Board meeting attended. Equity compensation is split between options and restricted stock grants. Pursuant to the 2009 Plan, each grant of non-qualified stock options is granted at the fair market value of the Common Stock on the date of grant, and vests in four equal annual installments commencing one year from the date of grant. Each grant of restricted stock is granted at the fair market value of the Common Stock on the date of grant and vests one year from the date of grant. Committee chairpersons receive an additional $7,000 annually. These amounts are payable in cash. Additionally, each director is compensated for special committee fees as designated by the board of directors and reimbursed for certain out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

(2)
These amounts reflect the aggregate grant date fair value of the stock awards and option awards, respectively, granted during 2012 and computed in accordance with GAAP. For a description of accounting policies and the assumptions used in determining the value of the stock options and restricted stock awards, see the notes to the financial statements included in our Annual Report on Form 10-K, filed on March 11, 2013.

The following table presents the number of outstanding and unexercised option awards and the number of outstanding stock awards held by each of the non-employee directors as of December 31, 2012.

Director	Number of Outstanding Option Awards	Number of Outstanding Stock Awards
Daniel G. Byrne	20,739	2,447
Peter H. Kamin5	6,511	2,447
James M. Kalustian	27,665	5,871
Nilofer Merchant	9,236	4,228
Thomas J. Rusin	11,890	2,447
Lisa Rapuano6	6,511	2,447
Ricardo L. Valencia	17,572	2,447
Timothy M. Walsh	5,435	2,212

(3)	Amount consists of consulting fees paid to Mr. Valencia.
(4)	Resigned from the Board of Directors effective June 2012.
(5)	Joined the Board of Directors in June 2012.
(6)	Joined the Board of Directors in June 2012.
(7)
See “Summary Compensation Table” for disclosure related to Mr. Thomas who is a Named Executive Officer. Mr. Thomas resigned as a director and as the Chief Executive Officer of the Company in February 2013.

(8)	Mr. Ueberroth did not stand for reelection at the 2012 Annual meeting and ceased to be a director effective June 2012.

INTERESTS OF DIRECTORS, OFFICERS AND OTHERS IN CERTAIN TRANSACTIONS

The Company recognizes that transactions between the Company and related persons present a potential for actual or perceived conflicts of interest. Pursuant to the rules of the Securities and Exchange Commission, the Company deems a related party transaction to be any transaction or series of related transactions in excess of $120,000 in which the Company is a party and in which a Related Party has a material interest (each a “Related Party Transaction”). For this purpose, a Related Party is defined to include directors, director nominees, executive officers, 5% beneficial owners and members of their immediate families.

The Company does not have a written policy regarding the review and approval of Related Party Transactions, but collects information about potential Related Party Transactions in its annual questionnaires completed by directors and executive officers of the Company. Potential related party transactions are first reviewed and assessed by the Company’s executive management to consider the materiality of the transaction. A material related party transaction is approved or ratified only if the disinterested members of the Board of Directors determine that it is in, or is not inconsistent with, the best interests of the Company and its stockholders and in compliance with the rules of the Securities and Exchange Commission.

There were no transactions in excess of $120,000 between the Company and related persons during 2012.

During 2012, the Company engaged Mr. Valencia, a member of the Board, in a consulting arrangement to assist the Company in creating partnership affiliations with various education associations aimed to increase non-mail lead generation. As noted in his business experience, Mr. Valencia has a vast network in the educational space, which combined with his knowledge of our Company and processes, positions him as a qualified candidate to perform this work. Payments made for these consulting fees were below $120,000 as measured on a rolling twelve-month basis and therefore meet the independence thresholds outlined by the rules and regulations of the Securities and Exchange Commission and the NASDAQ director independence standards.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in the Company’s 2013 Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy Statement and incorporated by reference into our Annual Report on form 10-K.

COMPENSATION COMMITTEE

Ricardo Lopez Valencia, Chairman James M. Kalustian Thomas J. Rusin Lisa O’Dell Rapuano

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of stock of the Company beneficially owned as of April 19, 2013, by each person (other than Named Executive Officers, directors and director nominees) known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s outstanding Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class of Common Stock
Jefferson Gramm (Bandera Partners) (2)	2,744,989	16.5%
FMR LLC (Fidelity Management and Research Company) (3)	1,770,356	10.4%
Stadium Capital Management, LLC(4)	1,198,320	7.1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to securities. Shares of Common Stock, which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after April 19, 2013, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The Percent of Class of Common Stock set forth above is based upon 16,948,822 shares of Common Stock outstanding as of April 19, 2013. Except as indicated by footnote and subject to community property laws, where applicable, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
The Company is reporting this stock ownership based upon a Schedule 13D report filed on July 23, 2012 with the Securities and Exchange Commission. Bandera Partners LLC may be deemed to have the sole power to dispose of, direct the disposition of, vote or direct the vote of 2,725,193 shares of Common Stock directly owned by Bandera Master Fund L.P. As Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners LLC, each of Gregory Bylinsky, Jefferson Gramm and Andrew Shpiz may be deemed to have the shared power to dispose of, direct the disposition of, vote or direct the vote of 2,725,193 shares of Common Stock directly owned by Bandera Master Fund L.P. Mr. Gramm may be deemed to have the sole power to dispose of, direct the disposition of, vote or direct the vote of 19,796 shares owned directly by him. The address of the beneficial owners is 50 Broad Street, Suite 1820, New York, New York, 10004.

(3)
The Company is reporting this stock ownership based upon a Schedule 13G/A report filed on December 12, 2011 with the Securities and Exchange Commission. The address of the beneficial owner is 82 Devonshire Street, Boston, MA 02109.

(4)
The Company is reporting this stock ownership based upon a Schedule 13G/A report filed on February 14, 2013 with the Securities and Exchange Commission. Stadium Capital Management, LLC, Alexander M. Seaver and Bradley R. Kent may be deemed to share voting power and dispositive power with respect as to 1,198,320 shares of Common Stock. Stadium Capital Partners, L.P., Stadium Capital Management, LLC, Alexander M. Seaver and Bradley R. Kent may be deemed to share voting power and dispositive power with respect to 1,061,354 shares of Common Stock. The address of the beneficial owners is 199 Elm Street, New Canaan, CT 06840-5321.

The following table sets forth the amount of Common Stock of the Company beneficially owned as of April 19, 2013, by each director of the Company, each Named Executive Officer, each director nominee and prospective director and all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class of Common Stock
Lisa O'Dell Rapuano(2)	1,193,074	7.04%
Jeffrey D. Thomas (3)	1,156,681	6.47%
Margaret M. Thomas (4)	282,962	1.65%
Peter H. Kamin (5)	221,312	1.31%
Anthony F. Dombrowik (6)	53,795	*
James M. Kalustian (7)	24,737	*
Daniel G. Byrne (8)	23,222	*
Ricardo Lopez Valencia (9)	17,607	*
Thomas J. Rusin (10)	9,095	*
Nilofer Merchant (11)	6,536	*
Timothy M. Walsh (12)	3,570	*
Debra Dulsky (13)	-	*
All directors and Named Executive Officers as a group	2,992,591	16.47%
(12 people)(14)

*	Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to securities. Shares of Common Stock, which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after April 19, 2013, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The Percent of Class of Common Stock set forth above is based upon 16,948,822 shares of Common Stock outstanding as of April 19, 2013. Except as indicated by footnote and subject to community property laws, where applicable, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Director. Lane Five Capital Management LP, Lane Five Capital Management, LLC and Lisa O’Dell Rapuano may be deemed to share voting power and dispositive power with respect to 1,189,000 shares of Common Stock. Lane Five Partners GP LLC, Lane Five Partners LP, Lane Five Capital Management LP, Lane Five Capital Management, LLC and Lisa O’Dell Rapuano may be deemed to share voting and dispositive power with respect to 830,537 shares of Common Stock. The address of Ms. Rapuano is 1122 Kenilworth Drive, Suite 313, Towson, MD 21204

(3)
Former chief executive officer and president of the Company. Includes options to purchase 921,656 shares of Common Stock issued under the 2009 Plan that expire May 25, 2013. Mr. Thomas’ address is 1525 East Westminster, Spokane, WA 99223.

(4)
Former executive vice president of the Company. Includes options to purchase 226,930 shares of Common Stock issued under the 2009 Plan that expire May 25, 2013. Mrs. Thomas’ address is 1525 East Westminster, Spokane, WA 99223.

(5)
Director. Mr. Kamin has the sole power to vote or direct the vote of and to dispose or direct the disposition of the 219,685 shares of Common Stock held by the Peter H. Kamin Revocable Trust, the Peter H. Kamin Roth IRA and the Peter H. Kamin Family Foundation. Includes options to purchase 1,627 shares of Common Stock issued under the 2009 Plan. The address of Mr. Kamin is 3K Limited Partnership, 20 Custom House Street, Suite 610, Boston, Massachusetts 02110.

(6)
Interim chief executive officer and president, senior vice president, chief financial officer and secretary of the Company. Includes options to purchase 19,300 shares of Common Stock issued under the 2009 Plan. Mr. Dombrowik’s address is 2001 South Flint Road, Spokane, WA 99224.

(7)
Chairman of the Board of Directors of the Company. Includes options to purchase 13,957 shares of Common Stock issued under the 2009 Plan. Mr. Kalustian’s address is 215 Wachusett Ave., Arlington, MA 02476.

(8)	Director. Includes options to purchase 13,866 shares of Common Stock issued under the 2009 Plan. Mr. Byrne’s address is 2001 South Flint Road, Spokane, WA 99224.
(9)	Director. Includes options to purchase 10,699 shares of Common Stock issued under the 2009 Plan. Mr. Valencia’s address is 12641 S. 35th Place, Phoenix, AZ, 85044.
(10)	Director. Includes options to purchase 4,316 shares of Common Stock issued under the 2009 Plan. Mr. Rusin’s address is 750 E. Main Street, 8th Floor, Stamford, CT 06902.
(11)	Director. Includes options to purchase 2,308 shares of Common Stock issued under the 2009 Plan. Ms. Merchant’s address is 359 Johnson Avenue, Los Gatos, CA 95030.
(12)	Director. Includes options to purchase 1,358 shares of Common Stock issued under the 2009 Plan. Mr. Walsh’s address is 50 W. State St., Trenton, NJ 08625.
(13)	Director Nominee. Ms. Dulsky's address is 35 Marion Road, Westport CT 06880.
(14)	Includes 1,217,644 shares of Common Stock issuable upon exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the executive officers, directors, and persons who beneficially own more than 10% of a class of securities registered under Section 12(b) the Exchange Act to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such officers, directors and stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports that they file. Based solely upon the Company’s review of such forms furnished to the Company during the fiscal year ended December 31, 2012, and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders have been complied with, except as follows: John A. Ueberroth, our former director, failed to timely file one Form 4 with respect to one transaction and Timothy M. Walsh, our director, failed to timely file one Form 4 with respect to one transaction.

REPORT OF AUDIT COMMITTEE

The Audit Committee is currently composed of four non-employee directors, Daniel G. Byrne, chairman and financial expert, Nilofer Merchant, Timothy M. Walsh and Peter H. Kamin, all of whom meet the independence and experience requirements of the Securities and Exchange Commission and the NASDAQ Listing Standards, as currently in effect. The Audit Committee met eleven times during 2012.
At each of its meetings, the Committee met with the senior members of the Company’s financial management team and representatives from the independent registered public accounting firm. The Committee’s agenda is established by the Committee’s chairman and the Company’s chief financial officer. During the year, the Committee had private sessions with the Company’s independent registered public accounting firm at which candid discussions of financial management, accounting and internal control issues took place.

The Committee recommended to the Board of Directors the engagement of BDO USA, LLP as the Company’s independent registered public accounting firm. The Committee reviewed with the Company’s financial managers and the independent registered public accountants overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls, and the quality of the Company’s financial reporting.

The Committee has reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent registered public accountants their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent registered public accounting firm, the Committee asks them to address and discuss their responses to several questions that the Committee believes are particularly relevant to its oversight. These questions include:

•
Based on the independent registered public accounting firm’s experience and their knowledge of the Company, do the Company’s financial statements fairly present in all material respects, to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and Securities and Exchange Commission disclosure requirements?

•
Based on the independent registered public accounting firm’s experience and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Committee believes that by thus focusing its discussions with the independent registered public accounting firm, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Committee also discussed with the independent registered public accounting firm all other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61, as amended, (“Communication with Audit Committees”). The Committee received and discussed with the independent registered public accounting firm their annual written report on their independence from the Company and its management, which is made under requirements of the Public Company Accounting Oversight Board and considered with the independent registered public accounting firm whether the other non-audit services provided by them to the Company during 2012 was compatible with the independent registered public accountants’ independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Committee reviews the Company’s Securities and Exchange Commission reports prior to filing and all quarterly earnings announcements in advance of their issuance with management and representatives of the independent registered public accounting firm. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Daniel G. Byrne, Chairman Nilofer Merchant Timothy M. Walsh Peter H. Kamin

CODE OF ETHICS AND CONDUCT

The Company has adopted a Code of Ethics and Conduct, which is a code of conduct and ethics that applies to all of its directors, officers and employees. A copy of the Code of Ethics and Conduct may be obtained, without charge, upon written request addressed to the attention of the secretary, Dwight D. Eisenhower Building, 2001 South Flint Road, Spokane, Washington 99224.

ANNUAL MEETING ATTENDANCE

The Company has adopted a formal policy with regard to directors’ attendance at annual meetings of stockholders. All members of the Board of Directors of the Company are strongly encouraged to prepare for, attend and participate in all annual meetings of stockholders. All of the Company’s directors attended the 2012 annual meeting of stockholders in person, except for Mr. Kamin, who attended the meeting telephonically.

STOCKHOLDER COMMUNICATIONS

Stockholders interested in communicating directly with the Board of Directors, or specified individual directors, may do so by writing the secretary of the Company, Anthony F. Dombrowik, Ambassadors Group, Inc., Dwight D. Eisenhower Building, 2001 South Flint Road, Spokane, Washington 99224. The secretary will review all such correspondence and will regularly forward to the Board copies of all such correspondence that, in the opinion of the secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received that is addressed to members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available upon written request and without charge to stockholders by writing to Anthony F. Dombrowik, Secretary, Ambassadors Group, Inc., 2001 South Flint Road, Spokane, Washington 99224.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single annual report and proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) if you are not a stockholder of record, notify your broker, or (2) if you are a stockholder of record, direct your written request to Anthony F. Dombrowik, Secretary, Ambassadors Group, Inc., 2001 South Flint Road, Spokane, Washington 99224.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Any proposals of stockholders that are intended to be considered for inclusion in the Company’s proxy materials relating to next year’s annual meeting must be received by the Company at its principal executive offices on or before [ _ _], 2014, which is 120 calendar days before the anniversary date of this year’s Proxy Statement. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

Other Stockholder Proposals and Director Nominations

If a stockholder wishes to present a stockholder proposal at the Company’s next annual meeting that is not intended to be included in the Company’s proxy statement or to nominate a person for election to the Company’s Board of Directors at the next annual meeting, the stockholder must provide the information required by the Company’s bylaws and give timely notice to the secretary of the Company in accordance with the bylaws, which require that notice be received by the secretary not less than 45 days or more than 75 days prior to the Company’s first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders. If the date of the stockholder meeting is changed by more than 30 days from the anniversary of the Company’s annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included on the Company’s proxy statement under Rule 14a-8 promulgated under the Exchange Act or that nominates a director must be received no later than the close of business on the later of 90 days prior to the meeting and 10 days after public pronouncement of the meeting date is first made. Notices of intention to present proposals or to nominate persons for election to the Company’s Board of Directors at the next annual meeting should be addressed to the secretary, Ambassadors Group, Inc., Dwight D. Eisenhower Building, 2001 South Flint Road, Spokane, Washington 99224. You may also contact the secretary at the Company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.
OTHER BUSINESS

The Company does not know of any other business to be presented at the Annual Meeting and does not intend to bring any other matters before such meeting. If any other matters properly do come before the Annual Meeting, however, the persons named in the accompanying Proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

It is important that your stock be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return the accompanying Proxy in the envelope provided or to vote by telephone or over the internet at your earliest convenience.

By Order of the Board of Directors

/s/ Anthony F. Dombrowik
Anthony F. Dombrowik
Secretary
Spokane, Washington
May [ ], 2013

APPENDIX A

PROPOSED AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE VI

~~The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the extra directors shall be a member of Class III and the other shall be a member of Class II. The directors appointed in Class III shall initially serve for a term ending on the date of the 2002 annual meeting of stockholders and the directors appointed to Class II shall initially serve for a term ending on the date of the 2003 annual meeting of stockholders. Thereafter, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event or any increase of decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of directors in the respective classes into conformity with the formula in this Article VI, as applied to the new authorized number of directors. Notwithstanding any of the foregoing provisions of this Article VI, a director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.~~ All of the directors of the Corporation shall be of one class and shall be elected at least annually. Each director shall serve for a term ending at the next following annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy, and the director so chosen shall serve for a term expiring at the next following annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.

APPENDIX B

AMBASSADORS GROUP, INC.

2013 STOCK INCENTIVE PLAN

1.   Purpose. The purpose of this 2013 Stock Incentive Plan (the “Plan”) is to enable Ambassadors Group, Inc. (the “Company”) to attract and retain the services of selected employees, officers and directors of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is the Company, a parent or subsidiary of the Company or a corporation, limited liability company, partnership, joint venture or other entity in which the Company has an interest.

2.   Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 640,000 shares plus (i) shares that are available under the Company’s 2009 Equity Participation Plan (the “Prior Plan”) as of the Effective Date of the Plan (as defined in Section 3.1), (ii) shares subject to outstanding options under the Prior Plan as of the Effective Date of the Plan if the options are cancelled or terminated or expire after the Effective Date of the Plan without the issuance of the shares subject to the options and (iii) restricted shares outstanding as of the Effective Date of the Plan if the restricted shares are forfeited to the Company after the Effective Date of the Plan. If an option, stock appreciation right, Stock Award (as defined in Section 7) or Performance-Based Award (as defined in Section 9) granted under the Plan expires, terminates or is cancelled, the unissued shares thereto shall again be available under the Plan. If shares subject to a Stock Award or Performance-Based Award are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.   Effective Date and Duration of Plan.

3.1.    Effective Date. The Plan shall become effective upon approval by shareholders of the Company in accordance with the Nasdaq Stock Market regulations (the “Effective Date of the Plan”). Awards may be made under the Plan at any time after the Effective Date of the Plan and before termination of the Plan.

3.2.     Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors of the Company (“Board of Directors”) may suspend or terminate the Plan at any time except with respect to awards then outstanding or subject to restrictions under the Plan. Termination shall not affect any outstanding awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.   Administration.

4.1.   Board of Directors. The Plan shall be administered by the Board of Directors, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, accelerate any exercise or vesting date, extend any exercise period, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2.   Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

5.  Types of Awards, Eligibility, Limitations. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) grant Stock Awards as provided in Section 7; (iv) grant stock appreciation rights as provided in Section 8; and (v) grant Performance-Based Awards as provided in Section 9. Awards may be made to employees, officers and directors selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The maximum number of shares that can be issued under the Plan as Incentive Stock Options is 640,000 shares. No employee may be granted options or stock appreciation rights for more than an aggregate of 150,000 shares of Common Stock in any fiscal year.

6.   Option Grants.

6.1 .    General Rules Relating to Options.

6.1-1    Terms of Grant. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised (except that no options are exercisable after the expiration of 10 years after the date of grant) and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2    Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Common Stock of the Company as reported on the Nasdaq Stock Market on the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Common Stock of the Company as shall be specified by the Board of Directors.

6.1-3     Exercise of Options. Except as provided in Section 6.1-5 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-1, 6.1-5, 6.2-2 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-4    Nontransferability. Except as provided below, each Incentive Stock Option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, and during the optionee’s lifetime, shall be exercisable only by the optionee. A stock option may be transferred by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death. A Non-Statutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The Committee may, in its discretion, authorize all or a portion of a Non-Statutory Stock Option granted to an optionee to be on terms which permit transfer by the optionee to (i) the spouse, children or grandchildren of the optionee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership in which Immediate Family Members are the only partners, provided that (x) there may be no consideration for any transfer, (y) the stock option agreement pursuant to which the options are granted must expressly provide for transferability in a manner consistent with this paragraph, and (z) subsequent transfers of transferred options shall be prohibited except by will or by the laws of descent and distribution. Following any transfer, options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 6.1-6 the term “optionee” shall be deemed to refer to the transferee. The events of termination of employment of Section 6.1-5, shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, and all other references to employment, termination of employment, life or death of the optionee, shall continue to be applied with respect to the original optionee.

6.1-5 Termination of Employment or Service.

6.1-5(a) General Rule. Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-5(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

6.1-5(b)   Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform his or her duties as an employee, director or officer of the Company. Total disability shall be deemed to have occurred on the first day after the Company has made a determination of total disability.

6.1-5(c)   Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1-5(d)   Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.1-5(e)   Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall terminate.

6.1-5(f)   Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Dir  ectors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.
6.1-6    Purchase of Shares.

         6.1-6(a)    Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

        6.1-6(b)   Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value and other forms of consideration. With the consent of the Board of Directors, an optionee may pay the exercise price, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise shares of Common Stock valued at fair market value. The fair market value of Common Stock of the Company provided or withheld in payment of the purchase price shall be the closing price of the Common Stock of the Company as reported on the Nasdaq Stock Market or such other reported value of the Common Stock of the Company as shall be specified by the Board of Directors, on the date the option is exercised, or if such date is not a trading day, then on the immediately preceding trading day.

    6.1-6(c)    Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay the additional withholding amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold some of the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligations. The fair market value of Common Stock of the Company withheld or delivered to satisfy withholding obligation shall be the closing price of the Common Stock of the Company as reported on the Nasdaq Stock Market or such other reported value of the Common Stock of the Company as shall be specified by the Board of Directors, on the date the option is exercised, or if such date is not a trading day, then on the immediately preceding trading day.

         6.1-6(d)   Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option plus any shares withheld in payment of the exercise price or to satisfy withholding requirements.

6.1-7    No Repricing. Except for actions approved by the shareholders of the Company or adjustments made pursuant to Section 10, the option price for an outstanding option granted under the Plan may not be decreased after the date of grant nor may the Company grant a new option or pay any cash or other consideration (including another award under the Plan) in exchange for any outstanding option granted under the Plan at a time when the option price of the outstanding option exceeds the fair market value of the Shares covered by the option.

6.2        Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1    Limitation on Amount of Grants. If the aggregate fair market value of stock, determined as of the date the option is granted, for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2        Limitations on Grants to 10 percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.1-2, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3    Duration of Options. Subject to Sections 6.1-3, 6.1-5 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4    Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-5    Early Dispositions. If, within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1    Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7. Stock Awards. The Board of Directors may issue shares, including restricted stock, or rights to receive shares, including restricted stock units, under the Plan (“Stock Awards”) for any consideration, including services, determined by the Board of Directors. A restricted stock unit represents the right to receive one share of Common Stock subject to satisfaction of the conditions set forth in the applicable award agreement. Stock Awards shall be subject to the terms, conditions and restrictions determined by the Board of Directors and set forth in an award agreement. The terms may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued or awarded, deferral of the date for receipt of any shares and any other terms determined by the Board of Directors. The Company may require any recipient of a Stock Award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold some of the shares to be issued or by delivering to the Company shares of Common Stock; provided, however, that the number of shares withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. The fair market value of Common Stock of the Company withheld to satisfy withholding obligations shall be the closing price of the Common Stock of the Company as reported on the Nasdaq Stock Market or such other reported value of the Common Stock of the Company as shall be specified by the Board of Directors, on the date the shares are withheld, or if such date is not a trading day, then on the immediately preceding trading day. Upon the issuance of shares under a Stock Award, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, net of any shares withheld to satisfy tax withholding obligations.

8. Stock Appreciation Rights.

8.1 Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes, except that no stock appreciation rights are exercisable after the expiration of 10 years after the date of grant.

8.2 Exercise.

8.2-1    General.  Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant or such higher amount as the Board of Directors shall determine (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the exercise price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subsection is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

8.2-2    Time of Exercise. A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (i) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (ii) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (iii) upon exercise of the option, the related stock appreciation right or portion thereof terminates.

8.2-3    Conditions. The Board of Directors may impose any conditions upon the exercise of a stock appreciation right or from time to time adopt rules affecting the rights of holders of stock appreciation rights. These rules may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of the rules as well as stock appreciation rights granted thereafter.

8.2-4    Fair Market Value. For purposes of this Section 8, the fair market value of the Common Stock (i) at the time of grant shall be determined using the methods set forth in Section 6.1-2 and (ii) at the time of exercise shall be determined using the methods set forth in Section 6.1-6(b).

8.2-5                Fractional Shares. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors determines, the number of shares may be rounded to the next whole share.

8.2-6    Nontransferability. Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder; provided, however, that a stock appreciation right not granted in connection with an Incentive Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

8.2-7    Taxes. Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. The fair market value of Common Stock of the Company withheld or delivered to satisfy withholding requirements shall be the closing price of the Common Stock of the Company as reported on the Nasdaq Stock Market or such other reported value of the Common Stock of the Company as shall be specified by the Board of Directors, on the date the stock appreciation right is exercised, or if such date is not a trading day, then on the immediately preceding trading day.

8.2-8                Reduction of Reserved Shares. Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares covered by the stock appreciation right. Cash payments of stock appreciation rights shall not reduce the number of Shares reserved for issuance under the Plan.

9. Performance-Based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be denominated at the time of grant in Common Stock. Performance-Based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit or on a per traveler basis or by source or channel (including directly delivered programs, non-directly delivered programs and internet and advertising): net revenue; gross revenue; number of travelers; net revenue as a percentage of gross revenue; cost of sales; gross margin; operating expenses; operating income; income before income tax provision; net income or earnings; net income or earnings per share (basic or diluted); net income or earnings before interest, taxes, depreciation and amortization (EBITDA); net income or earnings before interest and taxes (EBIT); free cash flow; cash flow; cash from operations; return on invested capital; return on equity; return on assets; return on capital; internal rate of return on one or more acquisitions or projects; economic value added; stock price increase; total shareholder return (stock price increase plus dividends); change in enterprise value; cost to acquire a traveler or customer; net revenue, net income or operating income per dollar spent on acquiring travelers or customers; any measure of customer satisfaction (including net promoter scores); or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance-Based Award may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of shares earned under the terms of the Performance-Based Award.

9.4 Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate maximum amount payable under the Awards exceeds 500,000 shares of Common Stock.

9.5 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

9.6 Reduction of Reserved Shares. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, net of any shares withheld to satisfy withholding obligations.

10. Changes in Capital Structure.

10.1 Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, appropriate adjustment shall be made in the number and kind of shares subject to Stock Awards as to which shares have not been issued and as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the holder’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any adjustments made by the Board of Directors pursuant to this Section 10.1 shall be conclusive.

10.2 Corporate Transactions. Unless otherwise provided at the time of grant, if during the term of an option, stock appreciation right or restricted stock unit award, there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which outstanding shares are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then the Board of Directors, may, in its sole discretion, provide that outstanding awards under the Plan shall be treated in accordance with any of the following alternatives:

10.2-1 The option, stock appreciation right, restricted stock unit award shall be converted into an option, stock appreciation right or restricted stock unit award to acquire stock of the surviving or acquiring corporation in the applicable transaction for a total purchase price equal to the total price applicable to the unexercised portion of the option, stock appreciation right or restricted stock unit award, and with the amount and type of shares subject thereto and exercise price per share thereof to be conclusively determined by the Board of Directors, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of shares of Common Stock of the Company following the applicable transaction, and disregarding fractional shares;

10.2-2 The option, stock appreciate right or restricted stock unit shall be cancelled effective immediately prior to the consummation of the transaction, and, in full consideration of the cancellation, pay at such time or at other times as determined by the Board of Directors to the holder thereof an amount in cash, for each share subject to the award, equal to the value, as determined by the Board of Directors, of the award, provided that with respect to any outstanding option such value shall be equal to the excess of (A) the value, as determined by the Board of Directors, of the property (including cash) received by the holder of a share of stock as a result of the transaction over (B) the exercise price of such option; or

10.2-3 All unissued shares subject to restricted stock unit awards shall be issued immediately prior to the consummation of such transaction, all options and stock appreciation rights will become exercisable for 100 percent of the shares subject to the option or stock appreciation right effective as of the consummation of such transaction, and the Board of Directors shall approve some arrangement by which holders of options and stock appreciation rights shall have a reasonable opportunity to exercise all such options and stock appreciation rights effective as of the consummation of such transaction or otherwise realize the value of these awards, as determined by the Board of Directors. Any option or stock appreciation right that is not exercised in accordance with procedures approved by the Board of Directors shall terminate.

10.3 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights, Stock Awards and Performance-Based Awards under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, Stock Awards and Performance-Based Awards or other awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a merger, combination consolidation, acquisition or similar corporate transaction. In the case of any award under this Section 10.3, shares issued or issuable in connection with the substitute award shall not be counted against the number of shares reserved under the Plan, but shall be governed by the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

11. Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect, except that shareholder approval in accordance with the Nasdaq Stock Market regulations shall be required to (i) increase the number of shares reserved for the Plan or (ii) amend Section 6.1-7 of the Plan. Except as provided in Section 10, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

12. Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if issuance or delivery would violate state or federal securities laws.

13. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer or the Company any right to be retained or employed by the Employer or the Company or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer or the Company.

14. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

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AMBASSADORS GROUP, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on June 4, 2013.

Vote by Internet

- Go to **www.envisionreports.com/EPAX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5 and 6.

	For	Withhold		For	Withhold
01 - James M. Kalustian	☐	☐	05 - Debra Dulsky	☐	☐
02 - Lisa O'Dell Rapuano	☐	☐	06 - Daniel G. Byrne	☐	☐
03 - Timothy M. Walsh	☐	☐	07 - Nilofer Merchant	☐	☐
04 - Ricardo Lopez Valencia	☐	☐	08 - Peter H. Kamin	☐	☐

	For	Withhold		For	Withhold
01 - Ricardo Lopez Valencia	☐	☐	02 - Debra Dulsky	☐	☐

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2013 ANNUAL MEETING.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name or names appear on this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T
1 U P X 1 6 1 8 8 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Annual Report and Proxy Statement are available at: **http://www.envisionreports.com/EPAX**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — AMBASSADORS GROUP, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement, and appoints James M. Kalustian and Anthony F. Dombrowik, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Ambassadors Group, Inc. (the "Company") the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of the Company as of the close of business on April 19, 2013, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at Hilton Chicago O'Hare Airport, Room No. 2043, Chicago O'Hare International Airport, West O'Hare Avenue, Chicago, Illinois 60666 at 9:00 a.m., Central Time, on June 5, 2013, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS APPEARING ON THE PROXY AND IN THE DISCRETION OF THE PROXY AGENT AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4, 5 AND 6 AND IN THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)

C **Non-Voting Items**

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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